Exhibit 10.2

CREDIT AGREEMENT

dated as of

August 14, 2018

among

COMSTOCK RESOURCES, INC.,

the Lenders that are from time to time parties hereto

and

BANK OF MONTREAL,

as Administrative Agent

BMO CAPITAL MARKETS CORP.,

CAPITAL ONE, NATIONAL ASSOCIATION

AND FIFTH THIRD BANK,

as Joint Lead Arrangers

and

CAPITAL ONE, NATIONAL ASSOCIATION

AND FIFTH THIRD BANK,

as Co- Syndication Agents

and

BANK OF AMERICA, N.A., NATIXIS, and REGIONS BANK

as Co-Documentation Agents

and

BMO CAPITAL MARKETS CORP.,

as

Sole Bookrunner

i

v

TABLE OF CONTENTS

Page
SCHEDULES:

Pricing Schedule
Schedule 2.1	Maximum Credit Amounts
Schedule 3.6	Disclosed Matters
Schedule 3.11	Insurance
Schedule 3.13	Subsidiaries; Equity Interests
Schedule 3.19	Labor Matters
Schedule 3.23	Gas Imbalances
Schedule 3.24	Marketing Production
Schedule 3.25	Hedging Agreements and Hedge Transactions
Schedule 3.26	Location of Business and Offices
Schedule 4.1	Debt to be Repaid
Schedule 5.10	Minimum Hedging Requirements
Schedule 6.2	Existing Indebtedness
Schedule 6.3	Existing Liens
Schedule 6.6	Investments
Schedule 6.11	Restrictive Agreements

TABLE OF CONTENTS

EXHIBITS:

Exhibit A	Form of Note

Exhibit B	Form of Borrowing Request

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Assignment and Assumption

Exhibit E-1	Form of Security Agreement

Exhibit E-2	Form of Guaranty Agreement

Exhibit F	Form of Mortgage

Exhibit G-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit G-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit G-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit G-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-1	Form of Opinion of Borrower’s Counsel

Exhibit H-2	Form of Opinion of Local Counsel (Louisiana)

Exhibit H-3	Form of Opinion of Local Counsel (North Dakota)

CREDIT AGREEMENT dated as of August 14, 2018, among COMSTOCK RESOURCES, INC., a Nevada corporation (the “Borrower”), the Lenders that are from time to time parties hereto, and BANK OF MONTREAL (“BMO”), as Administrative Agent (in such capacity, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Lender” is defined in Section 2.23(a).

“Adjusted Consolidated Net Tangible Assets” means,

(a) the sum of:

(i) discounted future net revenues from proved reserves of the Borrower and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state, federal or foreign income Taxes, as estimated by the Borrower or independent petroleum engineers in one or more reserve reports prepared as of the end of the Borrower’s most recently completed fiscal year for which audited financial statements are available (or, if such date of determination is within 45 days after the end of such most recently completed fiscal year and no reserve report as of the end of such fiscal year has at the time been prepared, the Borrower’s second preceding fiscal year) or, at the Borrower’s option, the Borrower’s most recently completed fiscal quarter for which internal financial statements are available, in each case, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(A) estimated proved reserves of the Borrower and its Restricted Subsidiaries acquired since such year-end (including through any contribution, including the contribution of the Arkoma Assets), which reserves were not reflected in such year-end or quarterly reserve report, as applicable, and

(B) estimated proved reserves of the Borrower and its Restricted Subsidiaries attributable to upward revisions of estimates of proved reserves since the date of such year-end or quarterly reserve report, as applicable, due to exploration, development or exploitation, production or other activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(C) estimated proved reserves of the Borrower and its Restricted Subsidiaries produced or disposed of since the date of such year-end or quarterly reserve report, as applicable, and

(D) estimated proved reserves of the Borrower and its Restricted Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of proved reserves since the date of such year-end or quarterly reserve report, as applicable, due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report);

provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Borrower’s petroleum engineers;

(ii) the capitalized costs that are attributable to oil and gas properties of the Borrower and its Restricted Subsidiaries to which no proved reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements;

(iii) the Net Working Capital on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements; and

(iv) the greater of (A) the net book value on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements and (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Borrower and its Restricted Subsidiaries, as of the date no earlier than the date of the Borrower’s latest audited financial statements, minus

(b) the sum of:

(i) any amount included in (a)(i) through (a)(v) above that is attributable Minority Interests;

(ii) any net gas balancing liabilities of the Borrower and its Restricted Subsidiaries reflected in the Borrower’s latest audited financial statements;

(iii) to the extent included in clause (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Borrower’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in clause (a)(i) above, would be necessary to fully satisfy the payment obligations of the Borrower and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Adjusted LIBO Rate” means, with respect to each Eurodollar Borrowing, the rate per annum calculated by the Administrative Agent (rounded upwards, if necessary, to the next higher 1/100%) determined on a daily basis pursuant to the following formula:

Adjusted LIBO Rate    =                         LIBO                              Rate________

                                     (1.00 – Reserve Percentage)

“Administrative Agent” is defined in the preamble and includes any successor administrative agent appointed under Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means any contract whereby any Loan Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Properties owned by any Loan Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of whether such Hydrocarbons are actually produced or actual delivery is required, or (b) grants an option or right of refusal to the purchaser to take delivery of such Hydrocarbons in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such Hydrocarbons when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such Hydrocarbons; provided that inclusion of the standard “take or pay” provisions in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, with respect to a specified Person at any time, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” is defined in Section 9.1(d).

“Agents” shall mean the Administrative Agent, the Co-Documentation Agents and the Co-Syndication Agents.

“Aggregate Maximum Credit Amount” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be increased, reduced or terminated pursuant to Section 2.8 and 2.23; provided, however, that in no event shall the Aggregate Maximum Credit Amount exceed $1,250,000,000. On the Effective Date, the Aggregate Maximum Credit Amount shall be equal to $700,000,000.

“Agreement” means on any date, this Credit Agreement as from time to time amended, restated, supplemented or otherwise modified and in effect on such date.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate, (b) 1/2 of one percent above the Federal Funds Effective Rate, and (c) the LIBO Rate for a Eurodollar Loan with a one-month Interest Period commencing on such day plus 1%; provided, that if, in any case, such rate is less than zero, the Alternate Base Rate shall be deemed to be zero. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate specified in clause (b) of the first sentence of this definition for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate shall be effective on the effective date of any change in such rate.

“Anti-Corruption Laws” is defined in Section 3.28.

“Anti-Terrorism Laws” is defined in Section 3.14.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, ordinance, rule, regulation, requirement, restriction, permit, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.

“Applicable Margin” means, for any day, with respect to any Base Rate Loan or Eurodollar Loan or the Commitment Fee Rate, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect.

Borrowing Base Utilization Percentage	≤25.0%	>25%, but ≤50%	>50%, but ≤75%	>75% but ≤90%	>90%
Base Rate Loans	1.00%	1.25%	1.50%	1.75%	2.00%
Eurodollar Loans	2.00%	2.25%	2.50%	2.75%	3.00%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

Each change in the Applicable Margin or Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 5.14, then the “Applicable Margin” and the “Commitment Fee Rate” means the rate per annum set forth on the applicable grid when the applicable Borrowing Base Utilization Percentage is at its highest level; provided further that the Applicable Margin and Commitment Fee Rate shall revert to the previous Applicable Margin and Commitment Fee Rate upon the Borrower’s delivery of such Reserve Report.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amount represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Schedule 2.1 or as may be adjusted from time to time in accordance with the terms hereof.

“Approved Counterparty” means any Person who, at the time of entry into the applicable Hedging Agreement, is a Lender or an Affiliate of a Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Lee Keeling & Associates, Inc., and (b) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arkoma” means Arkoma Drilling, L.P.

“Arkoma Assets” means the oil and gas properties located in North Dakota and Montana evaluated in the Initial Reserve Report to be acquired by the Borrower or one of its Restricted Subsidiaries pursuant to the Contribution Agreement.

“Arkoma Transaction” means the acquisition of the Arkoma Assets by the Borrower or one of its Restricted Subsidiaries in exchange for the issuance of approximately 88.6 million newly issued shares of the Borrower’s common stock pursuant to the terms and conditions of the Contribution Agreement.

“Arranger” means each of BMO Capital Markets, Inc., Capital One, National Association, and Fifth Third Bank, severally and not jointly, in its capacity as an arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Base Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BMO” is defined in the preamble.

“Borrower” is defined in the preamble.

“Borrower Materials” is defined in Section 9.1(d).

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.4, as the same may be adjusted from time to time pursuant to Section 2.4.

“Borrowing Base Deficiency” means, at any time, the amount by which the aggregate Credit Exposures exceeds the Borrowing Base then in effect, provided that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding on any date to the extent such obligations are Cash Collateralized on such date.

“Borrowing Base Deficiency Determination Date” means the date on which the Administrative Agent shall have notified the Borrower that (x) the aggregate Credit Exposures exceeds (y) the Borrowing Base then in effect.

“Borrowing Base Deficiency Payment Date” means, with respect to each Borrowing Base Deficiency Determination Date, the corresponding day of the month in each of the four (4) consecutive months occurring immediately after such Borrowing Base Deficiency Determination Date or if any of such months does not have a corresponding day, then, with respect to such month(s), the last day of such month, provided that if any such corresponding day is not a Business Day, then the Borrowing Base Deficiency Payment Date for such month shall be the Business Day immediately succeeding such corresponding day.

“Borrowing Base Utilization Percentage” means as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the aggregate Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Base Value” means, with respect to any Oil and Gas Property constituting proved reserves of a Loan Party, the value the Administrative Agent attributed to such Oil and Gas Property in connection with the most recent determination or redetermination of the Borrowing Base hereunder in accordance with Section 2.4.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois and Houston, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases that shall have been, or should have been, in accordance with GAAP as in effect on the date hereof, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent and one or more of the Issuing Banks or Lenders, as collateral for LC Exposure, or obligations of Lenders to fund participations in respect of LC Exposure and to indemnify the Administrative Agent under this Agreement, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investments” means:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(ii) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (ii) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries having a fair market value in excess of $25,000,000.

“Change in Control” means (a) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) acquires the ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more than the greater of 35% and the percentage beneficially owned by the Permitted Holders of the aggregate issued and outstanding Voting Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower or a Permitted Holder nor (ii) appointed by directors so nominated or (iii) appointed by a Permitted Holder; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than a Permitted Holder.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Co-Documentation Agents” shall mean Bank of America, N.A., Natixis and Regions Bank, severally and not jointly, each acting as co-documentation for the Lenders under this Agreement and the other Loan Documents.

“Co-Syndication Agents” shall mean Capital One, National Association and Fifth Third Bank, severally and not jointly, each acting as co-syndication agent for the Lenders under this Agreement and the other Loan Documents.

“Collateral” means any property of any Loan Party upon which a security interest in favor of the Administrative Agent for the benefit of the holders of Secured Obligations is purported to be granted pursuant to any Security Document.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be terminated and/or reduced or increased from time to time in accordance with the provisions hereof. The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.

“Commitment Fee Rate” has the meaning assigned to such term in the definition of Applicable Margin.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” is defined in Section 9.1(d).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Net Income” means with respect to the Borrower and its Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Restricted Subsidiaries; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except (i) the Borrower’s equity in the net income of any such Person shall be included in Consolidated Net Income to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Restricted Subsidiary, as the case may be (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b)) and (ii) the Borrower’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (b) the net income (but not loss) during such period of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Restricted Subsidiary is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument or Applicable Law applicable to such Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) the net income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted

Subsidiaries or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary; (e) any extraordinary or unusual gains or losses during such period; (f) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets (including as a result of ASC Topic 410 (formerly FAS 143)), (g) non-cash gains or losses or charges in respect of Hedge Transactions or other interest rate agreements, currency agreements or commodity agreements (including those resulting from the application of ASC Topic 815 (formerly FAS 133), but shall expressly include any cash charges or payments in respect of the termination of any Hedge Transaction) and (h) any writedowns or impairments of non-current assets (including any ceiling limitation writedowns under SEC guidelines). For the purposes of calculating Consolidated Net Income for any Reference Period in connection with any determination of the financial ratio contained in Section 6.1(a), if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition or Material Acquisition or designated a Subsidiary as Unrestricted Subsidiary or a Restricted Subsidiary, Consolidated Net Income for such Reference Period shall be calculated on a Pro Forma Basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Contribution Agreement” means that certain Contribution Agreement dated as of May 9, 2018, by and among the Contributors and the Borrower.

“Contributors” means Arkoma and Williston.

“Control Agreement” means one or more deposit account control agreements or securities account control agreements (or similar agreement), as applicable, in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the relevant financial institution with whom such account is maintained.

“Controlled Account” means each deposit account and securities account that is subject to a Control Agreement.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s LC Exposure at such time.

“Debt to be Repaid” means Indebtedness listed on Schedule 4.1.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions.

“Default” means any event or condition that constitutes an Event of Default or that with notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, and each Lender.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.

“Disposition” with respect to any property, means any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” have meanings correlative thereto.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash or other Property or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations of the Borrower or a Restricted Subsidiary recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus, without duplication, the following expenses or charges of the Borrower and the Restricted Subsidiaries to the extent deducted in determining such Consolidated Net Income in such period: (a) income taxes paid or accrued; (b) Interest Expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges resulting from the application of ASC Topic 815(formerly FAS 133), ASC Topic 410 (formerly FAS 143) or ASC Topic 360 (formerly FAS 144); (e) oil and gas exploration and abandonment expenses (including all drilling, completion, geological and geophysical costs); (f) extraordinary or unusual costs, expenses or losses; (g) other non-cash charges reducing Consolidated Net Income for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period, but including (and not limited to) expenses related to stock based compensation, hedging, ceiling test writedowns or impairments, Restricted Payments in connection with the Equity Interests owned by directors and employees of the Borrower and its Subsidiaries); and (h) Transaction Expenses; minus, to the extent included in the calculation of Consolidated Net Income for such period: (i) any non-cash income included in Consolidated Net Income and (ii) any extraordinary or unusual items increasing Consolidated Net Income for such period. For the purposes of calculating EBITDAX for any Reference Period in connection with any determination of the financial ratio contained in Section 6.1(a), if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition or Material Acquisition or designated a Subsidiary as Unrestricted Subsidiary or a Restricted Subsidiary, EBITDAX for such Reference Period shall be calculated on a Pro Forma Basis.

Notwithstanding the foregoing, the items specified in clauses (a), (c) - (g) for any Restricted Subsidiary shall be added to Consolidated Net Income in calculating EBITDAX only:

(a) to the extent (and in the same proportion) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income, and

(b) to the extent that a corresponding amount would be permitted at the date of determination to be distributed to the Borrower by such Restricted Subsidiary pursuant to its Organization Documents and each Applicable Law, agreement or judgment applicable to such distribution.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.4(b)(iii)).

“Engineering Reports” has the meaning assigned such term in Section 2.4(c)(i).

“Environmental Laws” means all Applicable Law relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, including the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Loan Party is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” that is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in such Person, and any warrants, options or other rights (other than debt securities convertible into an equity interest) entitling the holder thereof to purchase or acquire any such equity interest of such Person, or exercisable for, exchangeable for or convertible into such an equity interest of such Person.

“Equity Offering” means any issuance and sale by the Borrower, whether public or private, of any Equity Interests (other than Disqualified Equity Interests) of the Borrower or any other capital contribution from shareholders of the Borrower; provided that issuances of securities pursuant to employee benefit plans shall not be considered to be “Equity Offerings”.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the determination that any Pension Plan is considered an at-risk plan or that any Multiemployer Plan is endangered or is in critical status within the meaning of Sections 430, 431 or 432 of the IRC or Sections 303, 304 or 305 of ERISA, as applicable; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums not yet due; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan or the occurrence of any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) the appointment of a trustee to administer any Pension Plan; (f) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the cessation of operations by the Borrower or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(e) of ERISA; (g) the partial or complete withdrawal by the Borrower or any ERISA Affiliate from any Multiemployer Plan or a notification that a Multiemployer Plan is insolvent; or (h) the taking of any action to terminate any Pension Plan under Section 4041 or 4041A of ERISA.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default” is defined in Section 7.1.

“Excluded Accounts” means depository accounts that are used solely for one or more of the following purposes: (i) making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) paying Taxes, including sales taxes, or (iii) as escrow accounts or as fiduciary or trust accounts or for the benefit of Persons other than the Borrower or its Restricted Subsidiaries (including, without limitation, the account held at BMO for the benefit of Nextera); provided that in no event shall any of the principal operating, revenue or collection accounts of the Borrower or any Restricted Subsidiary constitute an Excluded Account.

“Excluded Hedge Obligation” means, with respect to any Loan Party, any Lender Provided Hedge Transaction if and to the extent that all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Lender Provided Hedge Transaction (or any guarantee thereof) is or becomes (as a result of a Change in Law after the date of such Lender Provided Hedge Transaction) illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute a Qualified ECP Guarantor at the time such Loan Party’s guarantee or such Loan Party’s grant of such security interest becomes effective with respect to such Lender Provided Hedge Transaction. If a Hedge Obligation arises under a Hedge Agreement governing more than one Lender Provided Hedge Transaction, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to the Lender Provided Hedge Transaction for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Order” is defined in Section 3.29.

“Facility” means the Commitments and the extensions of credit made thereunder.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official IRS interpretation thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0.

“Final Borrowing Base Deficiency Payment Date” means, with respect to each Borrowing Base Deficiency Date, the corresponding day of the month in the fourth month after the Borrowing Base Deficiency Determination Date, or if such month has no such corresponding day, then the last day of such month, provided that if any such corresponding day is not a Business Day, then the Borrowing Base Deficiency Payment Date for such month shall be the Business Day immediately succeeding such corresponding day.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Official” is defined in Section 3.28.

“Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Rules” means the requirements relating to the minimum required contributions (including any installment payments) to Pension Plans and Multiemployer Plans, as applicable, and set forth in Sections 412, 430, 431, 432 and 436 of the IRC and Sections 302, 303, 304 and 305 of ERISA.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” shall mean any action, order, authorization, consent, approval, right, franchise, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Material Domestic Subsidiary of the Borrower.

“Guaranty Agreement” means the Guaranty Agreement executed by the Guarantors in favor of the Administrative Agent, substantially in the form of Exhibit E-2.

“Hazardous Materials” means all toxic, corrosive, flammable, explosive, carcinogenic, mutagenic, infectious or radioactive substances or wastes and all other hazardous or toxic substances, wastes or other pollutants, including petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary and (ii) no agreements or obligations to sell physically any commodity at any index-based price shall be a Hedge Agreement.

“Hedge Liquidation” means the sale, assignment, novation, liquidation, unwind, cancellation, modification or termination of all or any part of any Hedge Transaction included in the calculation of the Borrowing Base (other than, in each case, at its scheduled maturity).

“Hedge Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Hedge Termination Value” means, during any period between two successive Scheduled Redetermination Dates (or in the case of any Hedge Liquidation occurring prior to November 1, 2018, the period from the Effective Date to November 1, 2018), the net positive value to the Borrower or any of its Restricted Subsidiaries (if any) of any Hedge Liquidation (after giving effect to any new hedge position or Hedge Transaction previously entered into during such period) (as reasonably determined by the Administrative Agent) on the Borrowing Base then in effect; provided, that in no event shall the Hedge Termination Value be less than $0.

“Hedge Transaction” means any trade or other transaction entered into by a Person under a Hedge Agreement.

“Hedging Cancellation Notice” is defined in Section 2.4(c)(i).

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and/or the Restricted Subsidiaries as the context requires.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Increased Cost Lender” is defined in Section 2.20(b).

“Increasing Lender” is defined in Section 2.23(a).

“Incremental Agreement” is defined in Section 2.23(c).

“Incremental Increase” is defined in Section 2.23(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not more than sixty days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) Disqualified Equity Interests, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) all obligations, contingent or otherwise, of such Person under Hedge Agreements after giving effect to any legally enforceable netting obligations, (m) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness of others; (n) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more Advance Payments, other than gas balancing arrangements in the ordinary course of business (but only to the extent of such Advance Payments); (o) obligations under “take or pay” or similar agreements (other than obligations under firm transportation or drilling contracts); and (p) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Notwithstanding the preceding, “Indebtedness” of a Person shall not include:

(1) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalent Investments (in any amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens; and

(2) any obligation of such Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 9.3.

“Information” is defined in Section 9.12.

“Initial Reserve Report” means the reserve report prepared by Lee Keeling & Associates, Inc., evaluating the Borrower’s and the Guarantors’ proved oil and gas reserves (including the oil and gas reserves to be contributed to the Borrower and the Guarantors by the Contributors pursuant to the Contribution Agreement on a pro forma basis) as of April 1, 2018.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.7.

“Interest Expense” means, for any period, the consolidated interest expense of the Borrower and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred by the Borrower or its Restricted Subsidiaries, interest expense attributable to capital lease obligations and Synthetic Lease Obligations, capitalized interest, amortization of debt issuance costs and original issue discount, net payments under interest rate Hedging Agreements, any interest expense on Indebtedness of another Person that is Guaranteed by the Borrower or any of its Restricted Subsidiaries or secured by a Lien on the assets of the Borrower or any of its Restricted Subsidiaries, plus all dividends whether paid or accrued on any series of preferred stock of the Borrower or any of its Restricted Subsidiaries (other than dividends on equity interests payable solely in equity interests of the Company (other than Disqualified Equity Interests) or to the Company or a Restricted Subsidiary of the Company).

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” is defined in Section 2.4(b)(iii).

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect deposit with, advance, loan or other extension of credit (including by way of Guarantee or similar arrangement (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) an amount committed to be advanced, lent or extended to such Person) or capital contribution to (by means of any transfer of cash or other Property or any payment for Property or services for the account or use of others), or assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or any purchase or acquisition of Equity Interests, evidences of Indebtedness or other securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law) of, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and any purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit; provided that the endorsement of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Borrower or any Restricted Subsidiary sells or otherwise Disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or Disposition, such Person is no longer a Restricted Subsidiary, the Borrower will be deemed to have made an Investment on the date of any such sale or Disposition equal to the fair market value of the Borrower’s Investments in such Restricted Subsidiary that were not sold or Disposed of. The acquisition by the Borrower or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to the subsequent changes in value.

“IRC” means the Internal Revenue Code of 1986.

“IRS” means the United States Internal Revenue Service.

“ISP98” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce, Publication Number 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means BMO, in its capacity as issuer of Letters of Credit hereunder, or such other Lender as the Borrower may from time to time select as an Issuing Bank hereunder pursuant to Section 2.5, with the consent of the Administrative Agent and such other Lender.

“LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by, or otherwise acceptable to, the applicable Issuing Bank.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC

Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP98 (or another rule or contractual provision having a similar effect), such Letter of Credit shall be deemed to be outstanding in the amount so remaining available to be drawn.

“LC Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate Commitments. The LC Sublimit is part of, and not in addition to, the Facility.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X, that is applicable to such Person.

“Lender” means each Person listed on Schedule 2.1 and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption or an Incremental Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Lender Provided Financial Service Product” means any agreement or other arrangements under which any Lender or any Affiliate of any Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) gift cards, (f) ACH transactions, (g) cash management, including electronic funds transfer, controlled disbursement, accounts or services, (h) overdraft or (i) foreign currency exchange.

“Lender Provided Hedge Transaction” means any Hedge Transaction between a Loan Party and a counterparty that at the time such Hedge Transaction is entered into is a Lender or an Affiliate of a Lender; provided that, for the avoidance of doubt, the term “Lender Provided Hedge Transaction” shall not include any Hedge Transactions entered into after the time that such counterparty ceases to be a Lender or an Affiliate of a Lender (regardless of when the Hedge Agreement governing such Hedge Transaction was entered into by the applicable Loan Party or Loan Parties and the (former) Lender or Affiliate of such Lender).

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period, provided, that if, in any case, such rate is less than zero, the LIBO Rate shall be deemed to be zero. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such

Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, provided that, if any case, such rate is less than zero, the LIBO Rate shall be deemed to be zero.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such assets, (c) production payments and the like payable out of Oil and Gas Properties and (d) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“Loan Document” means this Agreement, the Security Agreement, the Guaranty Agreement, the Security Documents, the Notes, the LC Applications and any other documents entered into in connection herewith; provided that for the avoidance of doubt, neither any Hedging Agreement between a Loan Party and a Lender or Affiliate of a Lender nor any Lender Provided Financial Service Product shall constitute a Loan Document.

“Loan Limit” shall mean, at any time, the lesser of (a) the Aggregate Maximum Credit Amount at such time and (b) the Borrowing Base at such time (including as it may be reduced pursuant to Section 2.4(i)).

“Loan Party” means each of the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having greater than fifty percent (50%) of the Aggregate Maximum Credit Amount; and at any time while any Loans or LC Exposure is outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 9.4(d)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders shall be excluded from the determination of Majority Lenders.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of the lesser of (a) $50,000,000 and (b) a dollar amount equal to five percent (5%) of the then effective Borrowing Base.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower, any Restricted Subsidiary or any Guarantor to perform any of its obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights of or benefits or remedies available to the Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents.

“Material Disposition” means any Disposition of Property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of the lesser of (a) $50,000,000 and (b) a dollar amount to five percent (5%) of the then effective Borrowing Base.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that, together with its Subsidiaries, owns or holds Property having a fair market value greater than 5% of the fair market value of all of the consolidated Property of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Sections 5.1(a) or 5.1(b).

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Transactions, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedge Transaction at any time shall be the maximum aggregate amount (after giving effect to legally enforceable netting obligations) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Transaction were terminated at such time.

“Maturity Date” means August 14, 2023 or any earlier date on which the Commitments are terminated pursuant to the terms hereof.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amount pursuant to Section 2.8, or (b) modified from time to time pursuant to any assignment permitted by Section 9.4.

“Minimum Cash Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposures of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Minority Interest” means the percentage interest represented by any class of Equity Interest of a Restricted Subsidiary that is not owned by the Borrower or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage or deed of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the holders of Secured Obligations, substantially in the form of Exhibit F (with such changes thereto acceptable to the Administrative Agent as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor that is subject to the Liens existing and to exist under the terms any Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributes, is obligated to contribute, or has any liability.

“Net Cash Proceeds” means, (a) with respect to any Disposition of any Oil and Gas Properties (including any Equity Interests of any Restricted Subsidiary owning Oil and Gas Properties) by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition, but only as and when so received, over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such Oil and Gas Properties and that is senior to the Liens securing the Secured Obligations and required to be repaid in connection with such Disposition (other than the Loans), (B) the out-of-pocket costs and expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition, (C) all legal, title and recording tax expense and all federal, state, provincial, foreign and local Taxes required to be accrued as a liability under GAAP as a consequence of such Disposition, (D) all distributions and other payments required to be made to minority interest holders in Subsidiaries as a result of such Disposition, (E) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property Disposed of in such Disposition and retained by the Borrower or any Restricted Subsidiary after such Disposition, (F) cash payments made to satisfy obligations resulting from Hedge Liquidations or the early termination of any Hedge Transactions in connection with or as a result of any such Disposition of Oil and Gas Properties, and (G) any portion of the purchase price from such Disposition placed into an escrow account pursuant to customary provisions of any Disposition agreement, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Disposition or otherwise in connection with such Disposition; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Borrower or any Restricted Subsidiary, (b) with respect to any Permitted Refinancing Debt or issuance of Permitted Debt or the Senior Notes or refinancing of the Senior Notes, the cash proceeds received from such Permitted Refinancing Debt or issuance of Permitted Debt or the Senior Notes, as the case may be, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, and (c) with respect to any Hedge Liquidation by any Loan Party or any Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Hedge Liquidation (after giving effect to any netting arrangements), over (ii) the out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such Hedge Liquidation and (d) with respect to any Equity Offering, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

“Net Working Capital” means (i) all current assets of the Borrower and its Restricted Subsidiaries, less (ii) all current liabilities of the Borrower and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.4(d).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment to any provision of this Agreement or any other Loan Document requested by the Administrative Agent or the Borrower (excluding determinations of the Borrowing Base) that (i) requires the approval of all Lenders or all affected Lenders or all Required Lenders in accordance with the terms of Section 9.2(b) and (ii) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Note” is defined in Section 2.9(e).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Notwithstanding the foregoing, Excluded Hedge Obligations shall not be an Obligation of any Guarantor that is not a Qualified ECP Guarantor.

“OFAC” is defined in Section 3.29.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any sale and leaseback transaction that is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, (d) any Advance Payment Contract, or (e) any indebtedness, liability or obligation arising with respect to any other transaction that is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheets of such Person, but excluding from the foregoing clauses (c) through (e) operating leases and usual and customary oil, gas and mineral leases.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) that may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower and/or the Restricted Subsidiaries as the context requires.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.4.

“Participant” is defined in Section 9.4(d).

“Participant Register” is defined in Section 9.4(d).

“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Asset Swap” means the Disposition of Oil and Gas Properties made by a Loan Party in exchange for other Oil and Gas Properties so long as each of the following conditions are met: (a) such exchange is made with a Person (the “transferee”) that is not an Affiliate of any Loan Party, (b) if any of the Oil and Gas Properties being Disposed of are Collateral, then the Oil and Gas Properties received shall be pledged as substitute Collateral pursuant to Mortgages, and (c) the fair market value of the Disposed Oil and Gas Properties are substantially equivalent to the fair market value of the received Oil and Gas Properties (in any case, as reasonably determined by the board of directors or the equivalent governing body of the Borrower, or its designee, and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect).

“Permitted Debt” means any unsecured senior or senior subordinated Indebtedness, including convertible securities, issued pursuant to Section 6.2(k).

“Permitted Debt Documents” means such agreements and documents as may be executed to evidence any Permitted Debt or any Permitted Refinancing Debt in respect thereof, as the same shall be amended, supplemented or otherwise modified from time to time in accordance with Section 6.2(k) and (l).

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or other governmental charges or levies that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, development agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business in each case, (i) that are customary in the oil, gas and mineral production business, and (ii) that are entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business; provided, that, in any event, (w) if such Liens could have the effect of reducing net revenue interests or increasing working interests of the Borrower without a corresponding increase in the net revenue interest in such Oil and Gas Property or any of its Restricted Subsidiaries from such values set forth in the Reserve Report delivered for the most recent Borrowing Base redetermination (scheduled or otherwise), then the Borrower shall have provided to the Administrative Agent written notice of such Liens within 30 days of the incurrence of such Liens accompanied by a Responsible Officer’s certification and calculation of the adjusted net revenue interests and working interests after taking into account such Liens, (x) such Liens secure amounts that are not yet due or are being diligently contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (y) such Liens are limited to the assets that are the subject of such agreements, and (z) such Liens shall not be in favor of any Person that is an Affiliate of a Loan Party;

(e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the FRB and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case incurred in the ordinary course of business;

(h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and

(i) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any Restricted Subsidiaries in the ordinary course of its business and covering only the Property under lease;

provided, further that (1) Liens described in clauses (a) through (e) shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced, (2) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Permitted Encumbrance, and (3) the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means, Arkoma, Williston, or Jerry Jones, his spouse and descendants and/or Affiliates, including certain trusts, family partnerships or similar entities controlled, directly or indirectly, by Jerry Jones and his spouse, and each individually shall be a “Permitted Holder”.

“Permitted Refinancing Debt” means any Indebtedness of the Borrower or any Restricted Subsidiary, and Indebtedness constituting Guarantees thereof by any Loan Party, incurred or issued in exchange for, or the Net Cash Proceeds of which are used solely to extend, refinance, renew, replace, defease or refund (collectively, “refinance”), existing Permitted Debt or the Senior Notes, in whole or in part, from time to time; provided that (a) the principal amount of such Permitted Refinancing Debt (or if such Permitted Refinancing Debt is issued at a discount, the initial issuance price of such Permitted Refinancing Debt) does not exceed the principal amount of Indebtedness permitted under Section 6.2(k) or (m) outstanding immediately prior to such refinancing (plus the amount of any premiums, accrued and unpaid interest, fees and expenses incurred in connection therewith), (b) such Permitted Refinancing Debt does not provide for any scheduled repayment, mandatory redemption or payment of a sinking fund obligation prior to the date that is one year after the Maturity Date (except for any offer to redeem such Indebtedness required as a result of asset sales or the occurrence of a “Change in Control” (or other similar event, however denominated) under and as defined in the Permitted Debt Documents or the documents governing the Senior Notes, provided that such agreements provide that the Borrower or such Subsidiary must first comply with the provisions of this Agreement), (c) terms and conditions of any such Permitted Refinancing Debt, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being refinanced (excluding as to interest rates, fees, funding discounts and redemption or prepayment premiums); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least seven (7) Business Days prior to the incurrence or issuance of such Indebtedness, together with drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such seven (7) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (d) the mandatory prepayment, repurchase and redemption provisions of such Permitted Refinancing Debt are not materially more onerous to the Loan Parties and their Subsidiaries than those imposed by such existing Permitted Debt or the Senior Notes, (e) the non-default cash interest rate on the outstanding principal amount of such Permitted Refinancing Debt does not exceed the non-default interest rate applicable to the refinanced Permitted Debt or refinanced Senior Notes on the date such new Indebtedness is incurred plus 3% and does not add scheduled recurring fees or add call or prepayment premiums or shorten any period for the payment of interests; (f) such Permitted Refinancing Debt is unsecured, (g) no direct or indirect Subsidiary of any Loan Party shall Guarantee such Permitted Refinancing Debt unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder, (h) to the extent such Permitted Refinancing Debt is or is intended to be expressly subordinate to the payment in full of all or any portion of the Secured Obligations, the subordination provisions contained therein are either (x) at least as favorable to the Secured Parties as the subordination provisions contained in such existing Permitted Debt or the Senior Notes (y) reasonably satisfactory to the Administrative Agent and the Majority Lenders and (i) such new Indebtedness shall not require the payment of a consent fee (howsoever described) in excess of two percent (2%) per annum of the outstanding principal amount of the Permitted Refinancing Debt.

“Permitted Refinancing Documents” means any financing documentation that replaces the Permitted Debt Documents or the documents governing the Senior Notes, pursuant to which the outstanding Permitted Debt or Senior Notes is refinanced in its entirety by the incurrence of Permitted Refinancing Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA including a Pension Plan, maintained by, contributed to by or required to be contributed to by any Loan Party or with respect to which any Loan Party may have any liability.

“Platform” is defined in Section 9.1(d).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BMO as its prime rate in effect at its office located at Chicago, Illinois; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The parties hereto acknowledge that the rate announced publicly by BMO as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, with respect to the calculation of Consolidated Net Income or EBITDAX attributable to any Reference Period in which the Borrower or any Restricted Subsidiary shall have made any Material Disposition or Material Acquisition, or designated a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, in each case, subsequent to the commencement of such Reference Period, (i) in the case of a Material Disposition, Consolidated Net Income and EBITDAX shall exclude from the calculation thereof any amounts attributable to the Property that is the subject of such Material Disposition for such Reference Period as if such Material Disposition had occurred on the first day of such Reference Period, (ii) in the case of a Material Acquisition, Consolidated Net Income and EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X under the Securities Act of 1933, as if such Material Acquisition had occurred on the first day of such Reference Period, and (iii) in the case of a designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, Consolidated Net Income and EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X under the Security Act of 1933 as if such designation occurred on the first day of such Reference Period.

“Pro Forma Compliance” means, for purposes of determining whether the Borrower and its Restricted Subsidiaries shall remain in pro forma compliance with the financial ratio covenant set forth in Section 6.1(a) after giving effect to any Material Disposition or designation of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary: (a) in the case of a Material Disposition, Consolidated Net Income and EBITDAX shall exclude from the calculation thereof any amounts attributable to the Property that is the subject of such Material Disposition as if such Material Disposition had occurred on the first day of the most recent Reference Period for which financial statements have been provided pursuant to Section 5.1(a) or (b), (b) in the case of a designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, Consolidated Net Income and EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto in a manner consistent with Regulation S-X under the Security Act of 1933 as if such designation occurred on the first day of such Reference Period for which financial statements have been provided pursuant to Section 5.1(a) or (b); (c) in the case or either a Material Disposition or a designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, in the event that the Borrower or any Restricted Subsidiary has incurred or will incur (including by assumption or guarantees) or has repaid or will repay (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under the Credit Agreement unless such Indebtedness has been permanently repaid and not replaced) in connection with such Material Disposition or designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary or otherwise after the date of the most recent Reference Period for which financial statements have been provided pursuant to Section 5.1(a) or (b), then Total Net Debt shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness as if the same had occurred on the last day of the applicable Reference Period; and (d) if any Material Disposition or designation of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, in each case, occurs prior to the delivery by the Borrower of the financial statements required pursuant to Section 5.1(a) for the fiscal period ending December 31, 2018, then for purposes of calculating pro forma compliance with any financial ratio under Section 6.1(a), the Borrower shall use the financial statements delivered pursuant to Section 4.1(c) for purposes of calculating Consolidated Net Income, EBITDAX and Total Net Debt, as applicable.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.4(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.4(c)(ii).

“PV-9 Value” shall mean, as of any date of determination, with respect to the Borrower and its Restricted Subsidiaries, the present value of estimated future revenues less severance and ad valorem taxes, operating, gathering, transportation and marketing expenses and capital expenditures from the production of proved Oil and Gas Properties of the Borrower and its Restricted Subsidiaries as set forth in the most recent Reserve Report delivered pursuant hereto, calculated in accordance with the SEC guidelines determined by Administrative Agent in its reasonable discretion on such date of determination, adjusted for any basis differential, quality and gravity, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 9%. PV-9 Value shall be adjusted to give effect to the Hedge Transactions with Approved Counterparties then in effect.

“Qualified ECP Guarantor” means, in respect of any Lender Provided Hedge Transaction, each Loan Party that has total assets exceeding $10,000,000 at the time such Lender Provided Hedge Transaction is incurred or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulation promulgated thereunder.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.4(d).

“Reference Period” means, as of any date, the period of four consecutive fiscal quarters most recently ended.

“Register” is defined in Section 9.4(c).

“Regulation U” means Regulation U of the FRB.

“Related Agreements” means the Contribution Agreement and each assignment and bill of sale delivered in connection therewith.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Removal Effective Date” is defined in Section 8.6.

“Required Deficiency Payment” means, for each Borrowing Base Deficiency Payment Date occurring after a Borrowing Base Deficiency Determination Date in accordance with the terms hereof, an amount equal to one-fourth of the Borrowing Base Deficiency (plus accrued interest thereon) existing on the Borrowing Base Deficiency Determination Date; provided, that if the amount of the Borrowing Base Deficiency has increased after the Borrowing Base Deficiency Determination Date then each remaining Required Deficiency Payment shall be increased to substantially equal amounts sufficient to reduce to zero the Borrowing Base Deficiency on or before the Final Borrowing Base Deficiency Payment Date (after giving effect to the Required Deficiency Payment made on such date).

“Required Engineered Value” means (a) with respect to mortgages or deeds of trust for the purpose of creating first priority, perfected liens for the benefit of the Administrative Agent in the Loan Parties’ Oil and Gas Properties, 80% of the PV-9 Value of the “proved” Oil and Gas Properties evaluated in the most recent Reserve Report delivered to the Lenders; provided however, if in connection with any redetermination of the Borrowing Base or any Disposition of Oil and Gas Properties Disposed of (including by means of a Disposition of Equity Interests of a Subsidiary) whereby the aggregate Borrowing Base Value of Oil and Gas Properties Disposed of exceeds five percent (5%) of the Borrowing Base then in effect, and the Borrowing Base Utilization Percentage at such time exceeds eighty percent (80%), then the Required Engineered Value at such time is 85% of the PV-9 Value of the “proved” Oil and Gas Properties evaluated in the most recent Reserve Report delivered to the Lenders, (b) with respect to title information satisfactory to the Administrative Agent setting forth the status of title in the Loan Parties’ Oil and Gas Properties, (i) on or after the Effective Date and before the date that is ninety (90) days immediately after the Effective Date, not less than 50% of the PV-9 Value of the “proved” Oil and Gas Properties evaluated in the most recent Reserve Report delivered to the Lenders, and (ii) on or after the date that is ninety (90) days immediately after the Effective Date, not less than 80% of the PV-9 Value of the “proved” Oil and Gas Properties evaluated in the most recent Reserve Report delivered to the Lenders.

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66- 2⁄3%) of the Aggregate Maximum Credit Amount; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66- 2⁄3%) of the outstanding aggregate principal amount of the Loans or participation interests in such Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 9.4(d)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders shall be excluded from the determination of Required Lenders.

“Reserve Percentage” means, on any day with respect to each Eurodollar Borrowing, the maximum reserve requirement as determined by the Administrative Agent (including any basic, supplemental, marginal, emergency or similar reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements), expressed as a fraction, that would then apply under Regulation D of the FRB with respect to “Eurocurrency liabilities” (as such term is defined in Regulation D of the FRB) equal in amount to each Lender’s Eurodollar Loan in such Borrowing, were such Lender to have any such “Eurocurrency liabilities”. If such reserve requirement shall change after the date hereof, the Reserve Percentage shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each such change in such reserve requirement.

“Reserve Report” means the Initial Reserve Report and each subsequent report delivered pursuant to Section 5.14.

“Resignation Effective Date” is defined in Section 8.6.

“Responsible Officer” means the president, chief financial officer, treasurer or assistant treasurer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not designated as an Unrestricted Subsidiary pursuant to Section 1.7.

“S&P” means Standard & Poor’s Ratings Services, a unit of The McGraw-Hill Companies, Inc.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any comprehensive (and not list-based) Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.4(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.4(d).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (i) the Obligations and (ii) all obligations of any Loan Party under any Lender Provided Hedge Transaction or any Lender Provided Financial Service Product, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Notwithstanding the foregoing, Excluded Hedge Obligations shall not be a Secured Obligation of any Guarantor that is not a Qualified ECP Guarantor.

“Secured Parties” means any of the following individually, collectively, the Administrative Agent, each Issuing Bank, each Lenders, each Lender or Affiliate thereof party to a Lender Provided Financial Service Product and each Lender Provided Hedge Transaction.

“Security Agreement” means the Security Agreement executed by the Borrower and each of the other Loan Parties in favor of the Administrative Agent for the benefit of the holders of Secured Obligations, substantially in the form of Exhibit E-1.

“Security Documents” means the Security Agreement, the Mortgages, each Control Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Secured Obligations.

“Senior Notes” means those certain 9.75% senior unsecured notes in an aggregate stated principal amount of $850,000,000 due 2026 issued by the Borrower on August 3, 2018 under the Senior Notes Documents.

“Senior Notes Documents” means that certain Indenture dated as of August 3, 2018 by and among Borrower, as issuer, and American Stock Transfer & Trust Company, LLC, as trustee, and one or more Loan Parties, as guarantors, and all related documentation entered into in connection therewith pursuant to which the Senior Notes were issued, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of such Person’s assets is not less than the amount that will be required to pay the probable liability on such Person’s debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

“Specified Event of Default” shall mean any Event of Default under clauses (a), (h), (i) or (j) of Section 7.1.

“Subsidiary” means, with respect to any Person at any time, any other Person the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by such Person or (b) that is, as of such date, otherwise Controlled by such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Domestic Subsidiary that guarantees the Secured Obligations (including pursuant to Section 4.1 and Section 5.9).

“Synthetic Lease” means, as to any Person, any lease (including a lease that may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the Property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on or before which all Obligations (other than contingent indemnification obligations for which no claim has been asserted and without regard to whether any obligations remain outstanding under any Lender Provided Hedge Transaction or Lender Provided Financial Service Product) have been indefeasibly paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), and all Commitments shall have terminated.

“Total Net Debt” means, at any date, all Indebtedness of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis, excluding Indebtedness of the type described in clauses (e), (i) (other than drawn and unreimbursed amounts with respect thereto), (k), or (l) of the definition of “Indebtedness,” minus the sum of all unrestricted cash and Cash Equivalent Investments held on such date valued at par; provided that if, as of the date of determination, there is any outstanding principal or interest of any Loan or there are any Letters of Credit Outstanding, then for purposes of computing Total Net Debt for compliance with Section 6.1(a), the aggregate amount of unrestricted cash and Cash Equivalent Investments permitted to reduce Total Net Debt for such computation, shall not exceed $50,000,000.

“Transaction Expenses” shall mean the fees and expenses of the Borrower and its Subsidiaries resulting from the negotiation, documentation and consummation of (i) the Related Transactions, (ii) this Agreement and the other Loan Documents, and (iii) the repayment, prepayment, redemption or repurchase of the Debt to be Repaid.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents to which it is a party, and the perfection or maintenance of the Liens created under the Loan Documents to which it is a party.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” is defined in Section 2.17(g).

“Unrestricted Cash on Hand” means book cash and Cash Equivalent Investments of the Borrower and its Subsidiaries held in accounts that are not subject to any restriction on use or designated for a particular purpose or any Lien other than the security interest in favor of the Administrative Agent under the Security Documents; provided that the amount of such cash and Cash Equivalent Investments shall have been reconciled to the books and records (including bank statements) of the Borrower and its Subsidiaries in a manner reasonably acceptable to the Administrative Agent.

“Unrestricted Subsidiary” means (a) initially, so long as it otherwise constitutes a Subsidiary, meets the requirements of Section 1.7 and has not been designated a Restricted Subsidiary, Comstock Escrow Corporation and (b) each other Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary in accordance with, and subject to the satisfaction of the conditions set forth in, Section 1.7.

“Volumetric Production Payments” means production payment obligations of the Borrower or a Restricted Subsidiary recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Equity Interest” means, as to any Person, an Equity Interest in such Person having ordinary voting power with respect to the board of directors or other governing body of such Person.

“Wholly Owned Subsidiary” means (a) any Subsidiary all of the outstanding Equity Interests of which, on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly Owned Subsidiaries or (b) if permitted by this Agreement, any Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction, provided that the Borrower, directly or indirectly, owns the remaining Equity Interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Williston” means Williston Drilling L.P.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.3 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.4 Accounting Terms and Determinations; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.5 Oil and Gas Definitions. For purposes of this Agreement and the other Loan Documents, the terms “proved reserves,” “proved developed reserves,” “proved undeveloped reserves,” “proved developed nonproducing reserves” and “proved developed producing reserves,” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

SECTION 1.6 Time of Day. Unless otherwise specified, all references herein to time of day shall be references to Central time (daylight or standard, as applicable).

SECTION 1.7 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Unless designated in writing to the Administrative Agent by the Borrower, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries (whether by formation, acquisition or merger) shall be classified as a Restricted Subsidiary. Initially, Comstock Escrow Corporation shall be classified and designated as an Unrestricted Subsidiary.

(b) Any Subsidiary of the Borrower (including a newly formed or newly acquired Subsidiary) may be designated (or redesignated) as an Unrestricted Subsidiary if (i) the Administrative Agent shall have received (1) a written designation from the Borrower specifying the applicable Subsidiary and such other information as the Administrative Agent may reasonably request, and (2) a certificate of a Responsible Officer of the Borrower certifying that the condition set forth in Section 1.7(b)(ii) is satisfied as of the date of such designation and that no Default or Borrowing Base deficiency shall then exist or would result from such designation (after giving effect to such designation) (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance on a pro forma basis, with the covenants set forth in Section 6.1 (including Pro Forma Compliance with the financial ratio covenant set forth in Section 6.1(a)), (ii) the representations and warranties of Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (iii) such designation is deemed to be an Investment in an amount equal to the fair market value of Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted under Section 6.6(k) to be made at the time of such designation, (iv) such Subsidiary is in compliance with the requirements of Section 5.16, and (v) such Subsidiary (A) is not a Material Domestic Subsidiary, (B) is not the owner or the operator, by contract or otherwise, of any Oil and Gas Properties included in the Borrowing Base, (C) does not provide gathering, transporting, processing, marketing or other midstream services in respect of the Oil and Gas Properties included in the Borrowing Base and (D) is not a guarantor or the primary obligor with respect to any Indebtedness, liabilities or other obligations under any Permitted Debt or the Senior Notes (or any Permitted Refinancing Debt thereof). Except as provided in this Section 1.7, no Subsidiary may be designated (and no Restricted Subsidiary may be redesignated) as an Unrestricted Subsidiary.

(c) If, at any time, any Unrestricted Subsidiary would fail to meet the requirements for an Unrestricted Subsidiary set forth in Section 5.16, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.2, the Borrower shall be in default of such covenant.

(d) Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default then exists or would result from such redesignation (after giving effect to such redesignation), (iii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time, and the Borrower is in compliance with Sections 6.2 and 6.3 after giving effect to such designation, and (iv) the Borrower complies, or causes such Subsidiary to comply, with the requirements of Section 5.9. Any such designation shall be evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent prior to such designation certifying that the conditions of this Section 1.7(d) are satisfied as of the date of such designation (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance on a pro forma basis, with the covenants set forth in Section 6.1 (including Pro Forma Compliance with the financial ratio covenant set forth in Section 6.1(a)).

(e) No Subsidiary may be designated as an Unrestricted Subsidiary hereunder unless it is also designated as an “Unrestricted Subsidiary” for purposes of the Senior Notes or any Permitted Debt Documents and (ii) no Subsidiary designated as an Unrestricted Subsidiary may be designated as a Restricted Subsidiary hereunder unless it is also designated as a “Restricted Subsidiary” for purposes of any Permitted Debt Documents.

ARTICLE II

The Credits

SECTION 2.1 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment then in effect by making immediately available funds available to the Administrative Agent’s designated account, not later than 12:00 p.m.; provided that such Loans shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Credit Exposures at such time exceeding the Loan Limit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.2 Loans and Borrowings. (i) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(ii) Subject to Section 2.13, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance with this Agreement. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(iii) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments then in effect or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(iv) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue any Borrowing as, a Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.3 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., on the date of the proposed Borrowing; provided that any such notice of a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e) may be given not later than 12:00 p.m., on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or (if arrangements for doing so have been approved by the Administrative Agent) electronic communication to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(A) the aggregate amount of the requested Borrowing;

(B) the date of such Borrowing, which shall be a Business Day;

(C) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(D) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(E) the amount of the then effective Borrowing Base, the current total Credit Exposures (without regard to the requested Borrowing) and the pro forma total Credit Exposures (giving effect to the requested Borrowing); and

(F) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amount and the then effective Borrowing Base).

SECTION 2.4 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $700,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to this Section 2.4.

(b) Scheduled and Interim Redeterminations.

(i) The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.4 (a “Scheduled Redetermination”), and, subject to Section 2.4(d), such redetermined amount shall become effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders on or around April 1st and October 1st of each year; provided, however, the first redetermination shall be on or around November 1, 2018.

(ii) In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the request of the Required Lenders, by notifying the Borrower thereof, in the case of each of Borrower and Required Lenders, not more than one time during any period between any two consecutive Scheduled Redeterminations, elect to cause the Borrowing Base to be redetermined between such Scheduled Redeterminations in accordance with this Section 2.4.

(iii) In addition to, and not including and/or limited by clause (ii) above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base in the event it acquires Oil and Gas Properties with proved reserves which are to be Borrowing Base properties having a PV-9 Value (calculated at the time of acquisition) in excess of 5% of the Borrowing Base in effect immediately prior to such acquisition (any redetermination pursuant to Section 2.4(b)(ii), or (iii), an “Interim Redetermination”).

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 5.14(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 5.14(b) and (c), (B) such other reports, data and supplemental information, including, the information provided pursuant to Section 5.14(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), and (C) if applicable, written notice to the Administrative Agent stating that the Borrower intends a Hedge Liquidation under specific Hedging Agreements (“Hedging Cancellation Notice”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and Hedging Cancellation Notice, if any,

and shall propose a new Borrowing Base or a reaffirmation of the existing Borrowing Base (all such amounts being the “Proposed Borrowing Base”) based upon such information and such other information (including, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as the Administrative Agent deems appropriate in good faith and consistent with its normal oil and gas lending criteria as it exists at the particular time.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 5.14(a) and (c) and, if applicable, a Hedging Cancellation Notice in a timely and complete manner, then on or before March 15th and September 15th of such year following the date of delivery (or in the case of the first Scheduled Redetermination, on or before October 15, 2018) or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 5.14(a) and (c) and applicable Hedging Cancellation Notice in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports and applicable Hedging Cancellation Notice from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.4(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports and applicable Hedging Cancellation Notice.

(iii) Subject to Section 2.22(a)(i) and Section 9.2 with respect to any Defaulting Lender, any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all the Lenders (other than any Defaulting Lenders) as provided in this Section 2.4(c)(iii) in good faith and consistent with its normal oil and gas lending criteria as it exists at the particular time and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.4(c)(iii) in good faith and consistent with its normal oil and gas lending criteria as it exists at the particular time. Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) Business Days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) Business Days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be (x) with respect to any Proposed Borrowing Base that would increase the Borrowing Base then in effect, a rejection of such Proposed Borrowing Base, and (y) with respect to any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, an approval of such Proposed Borrowing Base. If, at the end of such 15-Business Day period, all the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.4(d). If, however, at the end of such 15-Business Day period, all the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest amount then acceptable to a number of Lenders sufficient to constitute all the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of an amount that would decrease or maintain the Borrowing Base, then in effect, for purposes of this Section 2.4 and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.4(d).

(iv) In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Reserve Reports, or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time to time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Reserve Reports, or other information, as applicable, whereupon the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.4.

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by the Required Lenders or all Lenders, as applicable, pursuant to Section 2.4(c)(iii) or (iv), the Administrative Agent shall notify the Borrower and the Lenders (the “New Borrowing Base Notice”), and such amount (or amounts, as applicable) shall become the new Borrowing Base, effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 5.14(a) and (c) in a timely and complete manner, then on or around April 1st or October 1st, as applicable, following such notice (or in the case of the first Scheduled Redetermination, on or around November 1, 2018), or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 5.14(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination or the next adjustment, to the extent applicable, under Section 2.4(f), (g) or (h) whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Lenders’ Sole Discretion. The Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Aggregate Maximum Credit Amount or otherwise. Furthermore, Borrower acknowledges that the Lenders have no obligation to increase the Borrowing Base and that any increase in the Borrowing Base is in each Lender’s sole discretion and subject to the individual credit approval processes of each of the Lenders which processes shall be conducted in good faith and based upon such information and such other information (including, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports, the existence of any other Indebtedness, the financial condition of the Loan Parties, the economic effect of the Borrower’s and its Restricted Subsidiaries’ Hedge Transactions then in effect, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, legal costs, and such other credit factors) as such Lender deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.

(f) Reduction of Borrowing Base Upon Issuance of Permitted Debt. Notwithstanding anything to the contrary contained herein, if the Borrower or a Restricted Subsidiary incurs any Indebtedness under Section 6.2(k) (or any Permitted Refinancing Debt in reliance on Section 6.2(l) in a principal amount in excess of the aggregate principal amount of Senior Notes or Permitted Debt refinanced with such Permitted Refinancing Debt (provided that such excess is permitted under Section 6.2(k))) during the period between Scheduled Redetermination dates (or, in the case of any such event occurring prior to November 1, 2018, the period from the Effective Date to November 1, 2018) (and not otherwise in conjunction with an Interim Redetermination), then on the date on which such Indebtedness is issued, the Borrowing Base then in effect shall be reduced by an amount equal to the lesser of (a) 0.25 multiplied by (i) the amount of such Debt (or the amount of such excess, in the case of Permitted Refinancing Debt) and (b) such other amount, if any, determined by the Required Lenders in their sole discretion prior to the issuance of such Indebtedness, and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such incurrence, effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders on such date until the next redetermination or adjustment of the Borrowing Base pursuant to this Agreement. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders. For purposes of this Section 2.4(f), if any such Indebtedness is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.

(g) Reduction of Borrowing Base upon Disposition of Oil and Gas Properties or Hedge Liquidations. In addition to any other redeterminations of or adjustments to the Borrowing Base provided for herein, if at any time the aggregate Borrowing Base Value of Oil and Gas Properties Disposed of (including by means of a Disposition of Equity Interests of a Subsidiary) pursuant to Section 6.5(d) and the Hedge Termination Value of all Hedge Liquidations pursuant to Section 6.19, during any period between two successive Scheduled Redetermination Dates (or, if prior to the first Scheduled Redetermination Date, during the period from the Effective Date until the first Scheduled Redetermination Date) exceeds five percent (5%) of the Borrowing Base then in effect (and after giving effect to any other Hedge Transactions entered into by the Borrower contemporaneously with such Hedge Liquidations), then the Borrowing Base shall be automatically reduced by an amount equal to the Borrowing Base Value of all such Oil and Gas Properties Disposed of and Hedge Liquidations, and, in each case, the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon such Disposition or Hedge Liquidation (as applicable) effective and applicable to the Borrowers, the Agents, each Issuing Bank and the Lenders until the next redetermination or other adjustment of the Borrowing Base pursuant to this Agreement. Upon any such reduction, the Administrative Agent shall promptly deliver a notice thereof to the Borrower and the Lenders.

(h) Reduction of Borrowing Base Associated with Title Defects or Exceptions. If at any time the Borrower does not satisfy the title requirements of Section 5.15, then the Administrative Agent may redetermine the Borrowing Base pursuant to Section 5.15(c), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon such redetermination, effective and applicable to each Borrower, the Agents, each Issuing Bank and the Lenders until the next redetermination or adjustment of the Borrowing Base pursuant to this Agreement. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

(i) Borrower’s Right to Elect Reduced Borrowing Base. Within three Business Days of its receipt of a New Borrowing Base Notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies that for the period from the effective date of the New Borrowing Base Notice until the next succeeding Scheduled Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such new Borrowing Base notice, whereupon such specified lesser amount will become the new Borrowing Base; provided that the Borrower shall not request that the Borrowing Base be reduced to a level that would result in a Borrowing Base Deficiency. The Borrower’s notice under this Section 2.4(i) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.

SECTION 2.5 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section, (i) from time to time on any Business Day on and after the Effective Date and prior to the date that is five (5) Business Days prior to the Maturity Date, to issue Letters of Credit, in forms reasonably acceptable to the Administrative Agent and such Issuing Bank, for the account of the Borrower and in the name of the Borrower or any Restricted Subsidiary and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.5(b) and (ii) to honor drawings under the Letters of Credit; provided that no Issuing Bank shall be obligated to issue any Letter of Credit or to amend or extend any Letter of Credit if, after giving effect thereto, (x) the total Credit Exposures would exceed the total Commitments then in effect or (y) the LC Exposure would exceed the LC Sublimit. Letters of Credit shall constitute utilization of the Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any LC Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Sublimit and (ii) the total Credit Exposures shall not exceed the Loan Limit.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or if arrangements for doing so have been approved the Administrative Agent and by the applicable Issuing Bank, notify by electronic communication) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying (i) the date of issuance, amendment or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section), (iii) the amount of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) specifying the amount of the then effective Borrowing Base, the current total Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and (vi) such other information as shall be necessary to prepare, amend or extend such Letter of Credit. The form of any requested Letter of Credit or any requested amendment or extension of a Letter of Credit shall be reasonably acceptable to the applicable Issuing Bank. No Issuing Bank shall be obligated to issue any Letter of Credit (i) in violation of any Applicable Law or policy of such Issuing Bank or any Lender, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, (iii) except as otherwise agreed by the Administrative Agent and such Issuing Bank, if such Letter of Credit is in an initial stated amount less than $100,000, (iv) if such Letter of Credit is to be denominated in a currency other than Dollars or (v) if such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder. If requested by the applicable Issuing Bank, the Borrower also shall submit an LC Application in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the LC Exposure shall not exceed the LC Sublimit, (ii) the total Credit Exposures shall not exceed the total Commitments then in effect and (iii) the other conditions thereto set forth in this Agreement are met. No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that (x) any Letter of Credit may, with the consent of the applicable Issuing Bank, be automatically extendable for successive one-year periods (which shall in no event extend beyond the date referred to in the foregoing clause (ii)) and (y) any Issuing Bank may elect to issue a Letter of Credit with an expiration date after the Maturity Date if the Borrower agrees that it will, on the Maturity Date (or such earlier date as may be requested by such Issuing Bank), deliver to such Issuing Bank Cash Collateral in an amount equal to 103 % of the stated amount of such Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender agrees that its obligation to acquire participations pursuant to this Section 2.5(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 p.m., on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.4 that such payment be financed with a Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.5(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.5(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.5(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of recoupment or setoff against, the Borrower’s Obligations hereunder. None of the Administrative Agent, the Lenders or any Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any circumstance referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to indirect, special, punitive, consequential or exemplary damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as determined in a final and non-appealable judgment by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties hereto expressly agree that the applicable Issuing Bank may, in its sole discretion, either accept documents that appear on their face to be in substantial compliance with the terms of the related Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to clause (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Majority Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 103% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this clause (j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral to secure the Secured Obligations, free and clear of all other Liens. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such cash collateral account. Moneys in such cash collateral account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing greater than 103% of the aggregate LC Exposure), shall be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. Following the Termination Date, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

(k) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of ISP98 shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(l) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Restricted Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the business of such Restricted Subsidiary.

SECTION 2.6 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Chicago, Illinois and designated by the Borrower in the applicable Borrowing Request; provided that Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the

Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.7 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise specified in Section 2.3. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period equal to one month. Notwithstanding any contrary provision hereof, (i) if a Specified Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as any Specified Event of Default is continuing (A) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (B) unless repaid, each Eurodollar Borrowing shall become a Base Rate Borrowing at the end of the Interest Period applicable thereto and (ii) if a Borrowing Base Deficiency exists: (A) outstanding Borrowings may not be converted or continued as Eurodollar Borrowings to Base Rate Borrowings unless, after giving effect thereto and to the conversion or continuation of Borrowings to Base Rate Borrowings, there are Base Rate Borrowings in an amount no less than the amount of such Borrowing Base Deficiency and (B) unless sooner repaid, any Eurodollar Borrowing in excess of the Borrowing Base shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.8 Termination and Reduction of Aggregate Maximum Credit Amount.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amount or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Credit Amounts. The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amount; provided that (A) each reduction of the Aggregate Maximum Credit Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10(c), the total Credit Exposures would exceed the total Commitments.

(c) Notice of Optional Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to reduce or terminate the Aggregate Maximum Credit Amount under clause (b) of this Section at least three Business Days prior to the effective date of such reduction or termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amount delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction or termination of the Aggregate Maximum Credit Amount shall be permanent.

(d) Mandatory Reduction of Aggregate Maximum Credit Amount. If any reduction in the Borrowing Base pursuant to Section 2.4 would result in the Borrowing Base being less than the Aggregate Maximum Credit Amount, the Aggregate Maximum Credit Amount shall be automatically and permanently reduced (subject to any increases in the Aggregate Maximum Credit Amount in accordance with Section 2.23), without premium or penalty, contemporaneously with such reduction in the Borrowing Base so that the Aggregate Maximum Credit Amount equals the Borrowing Base as reduced. Concurrently with, and effective on, the Redetermination Date applicable to such Borrowing Base reduction, (i) Schedule 2.1 and the Register shall each be amended to reflect the decrease in the Aggregate Maximum Credit Amount and the Commitment of each Lender and (ii) the Administrative Agent shall promptly distribute to the Borrower, the Administrative Agent, the Issuing Bank and each Lender the revised Schedule 2.1.

(e) Ratable Reduction. Each reduction in the Aggregate Maximum Credit Amount shall be made ratably among the Lenders in accordance with their respective applicable Maximum Credit Amount.

SECTION 2.9 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then-unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain a Register pursuant to Section 9.4(c) and an account for each Lender in which it shall record (i) the amount of each Loan made hereunder and any promissory note evidencing such Loan, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the Register and the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein, absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (each, a “Note”) in the form of Exhibit A. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more Notes payable to the order of the payee named therein.

SECTION 2.10 Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with clause (b) of this Section.

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m. three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 12:00 p.m. on the date of prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Aggregate Maximum Credit Amount as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under Section 2.10(a) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. If a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amount pursuant to Section 2.8, the total Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.5(j).

(ii) Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.4(b) at any time, if the total Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then Borrower must, at Borrower’s election, take one of the following actions and notify Administrative Agent of such election within ten (10) Business Days of written notice from the Administrative Agent that a Borrowing Base Deficiency then exists: (A) make four (4) consecutive equal monthly installment mandatory prepayments, each in an amount equal to one quarter (1/4) of the Borrowing Base Deficiency, with such payments commencing thirty (30) days from and after receipt by the Borrower of notice of the Borrowing Base Deficiency, (B) execute and deliver, or cause one or more Restricted Subsidiaries to execute and deliver, to the Administrative Agent within thirty (30) days from and after receipt by the Borrower of notice of the Borrowing Base Deficiency, supplemental or additional Security Documents, in form and substance reasonably satisfactory to the Administrative Agent securing payment of the Obligations and covering other Properties of the Borrower or such Restricted Subsidiaries, as applicable, including additional Oil and Gas Properties directly owned by the Borrower or such Restricted Subsidiaries that are not then covered by any Security Document and that are of a type and nature satisfactory to the Administrative Agent, and having a value (as determined by the Administrative Agent and the Lenders in their sole discretion), in addition to other Oil and Gas Properties already subject to a Mortgage, in an amount at least equal to the Borrowing Base Deficiency; provided, that if the Borrower shall elect to execute and deliver (or cause one or more Restricted Subsidiaries to execute and deliver) supplemental or additional Security Documents to the Administrative Agent pursuant to subclause (B) of this Section 2.10(c)(ii), it shall provide concurrently within such thirty (30) day period to the Administrative Agent descriptions of the additional assets to be mortgaged or pledged thereby (together with current valuations, engineering reports, title evidence or opinions applicable thereto and other documents (including opinions of counsel) reasonably requested by the Administrative Agent, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) or (C) within thirty (30) days from and after receipt by the Borrower of notice of the Borrowing Base Deficiency, prepay such excess or notify the Administrative Agent that the Borrower will implement a combination of the actions described in the foregoing subclauses (A) through (C) that are acceptable to the Administrative Agent (and thereafter implement such actions in accordance with subclauses (A) through (C)); and further provided that if the Administrative Agent has not received within such ten (10) Business Day period the required notice from the Borrower that the Borrower shall take the actions described in subclause (B) within such thirty (30) day period, then without any necessity for notice to the Borrower or any other Person, the Borrower shall be deemed to have elected to make mandatory prepayments equal to at least the Required Deficiency Payment for each Borrowing Base Deficiency Payment Date. Notwithstanding the foregoing, all payments required to be made pursuant to this Section 2.10(c)(ii) must be made on or prior to the Maturity Date.

(iii) Upon any adjustments to the Borrowing Base pursuant to Section 2.4(f), (g) or (h), if the total Credit Exposures exceed the Borrowing Base as adjusted, then the Borrower shall prepay the Borrowings in an aggregate principal amount equal to such excess on the first Business Day after receiving notice from the Administrative Agent of such excess. In the case of Section 2.4(f) or (g), the Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date of such Disposition or Hedge Liquidation such incurrence of Indebtedness, and in the case of Section 2.4(g), the Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date of such reduction; provided that all payments required to be made pursuant to this Section 2.10(c)(iii) must be made on or prior to the Maturity Date.

SECTION 2.11 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure (provided that this clause (i) is subject to Section 2.12(c)) and (ii) to each applicable Issuing Bank a fronting fee equal to the greater of (A) $500 or (B) 1/4th of 1% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) allocable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate, and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this Section 2.11(b) shall be payable within ten days after demand.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable under this Section shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.

SECTION 2.12 Interest.

(a) The Loans comprising each Base Rate Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 2.10(c), or if an Event of Default has occurred and is continuing, then, such overdue amount, in the case of a failure to pay amounts when due, and at the option of the Majority Lenders, all Loans outstanding, in the case of any other Event of Default, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to Base Rate Borrowings as provided in Section 2.12(a), but in no event to exceed the Highest Lawful Rate, and (ii) during any Borrowing Base Deficiency (after the expiration of the 30-day period provided in Section 2.10(c)(ii)), all Loans outstanding at such time shall bear interest, after as well as before judgment, at the rate then applicable to such Loans, plus the Applicable Margin, if any, plus an additional two percent (2%), but in no event to exceed the Highest Lawful Rate.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan upon termination of the Commitments; provided that (i) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13 Alternate Rate of Interest. Notwithstanding any other provision of this Agreement (other than Section 2.15), if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for an Interest Period with the duration of such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for an Interest Period with the duration of such Interest Period; or

(c) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b) above have not arisen but the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Majority Lenders stating that such Majority Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.13(c), only to the extent the LIBO Rate for such Interest Period is not available or published at such time on a current basis) then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or (if arrangements for doing so have been approved by the Administrative Agent) electronic communication as promptly as practicable thereafter that (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing with an Interest Period having the duration of such Interest Period shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing with an Interest Period having the duration of such Interest Period, such Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.14 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.14(e)) or any Issuing Bank;

(ii) subject any Recipient to any Taxes (except to the extent such Taxes are Indemnified Taxes for which relief is sought under Section 2.17, Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or, in the case of any Change in Law with respect to Taxes, any Loan) or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount)by an amount deemed by such Lender, such Issuing Bank or such other Recipient to be material, then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender, Issuing Bank or other Recipient setting forth the amount or amounts necessary to compensate such Lender, Issuing Bank or other Recipient or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, Issuing Bank or other Recipient, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender, Issuing Bank or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Issuing Bank’s or other Recipient’s right to demand such compensation; provided, however, this Section 2.14 shall not apply to any demand made after the 180th day following the requesting Lender’s, Issuing Bank’s or Recipient’s knowledge that it would be entitled to any such amounts.

(e) Eurocurrency Liabilities. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

SECTION 2.15 Change in Legality. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain, or convert any Loan into, a Eurodollar Loan, then, upon written notice by such Lender to the Borrower and to the Administrative Agent, which notice shall specify the extent of such unlawfulness (e.g., whether such unlawfulness applies to Eurodollar Loans generally or only to Interest Periods of a particular length):

(a) any request for the making or continuation of, or the conversion of Base Rate Loans into, Eurodollar Loans shall, solely as to such Lender and to the extent a Eurodollar Loan by such Lender would be (or during the applicable Interest Period would become) unlawful, be disregarded and the Loan of such Lender that would be part of the applicable Borrowing of Eurodollar Loans shall be made as, converted to or continue to be maintained as a Base Rate Loan (or bear interest at such other rate as may be agreed between the Borrower and such Lender); and

(b) each outstanding Eurodollar Loan of such Lender shall, on the last day of the Interest Period therefor (unless such Loan may be continued as a Eurodollar Loan for the full duration of any requested new Interest Period without being unlawful) or on such earlier date as such Lender shall specify is necessary pursuant to the applicable Change in Law, convert to a Base Rate Loan.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.8(c) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then-

current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.17 Taxes.

(a) Issuing Bank; FATCA. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower hereby indemnifies each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Lender, the Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority, provided that neither the Administrative Agent nor any Lender shall be under any obligation to provide any such notice to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower hereby indemnifies the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 2.17(e). Each Lender shall indemnify the Borrower, and shall make payment in respect thereof, within ten days after demand therefor, for any amount that the Borrower is required to pay to the Administrative Agent pursuant to the immediately preceding sentence.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(g)(ii)(A) and (ii)(B) and 2.17(h) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative

Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(h) Documentation Required by FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of any Recipient, or have any obligation to pay to any Recipient, any refund of Taxes withheld or deducted from funds paid for the account of such Recipient, as the case may be. If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this clause (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (i), in no event will a Recipient be required to pay any amount to an indemnifying party pursuant to this clause (i) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (i) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(k) Updates. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.17 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

SECTION 2.18 Payments Generally. (i) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.16 or 2.17, or otherwise) prior to 12:00 p.m. on the date when due, in immediately available funds, without defense (other than the defense of payment), deduction, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon and fees with respect thereto. All such payments shall be made to the Administrative Agent to such account as the Administrative Agent shall specify from time to time by notice to the Borrower, except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

SECTION 2.19 Pro-Rata Treatment; Sharing of Set-offs.

(a) If, at any time, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment or other recovery in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing to them; provided that:

(x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(y) the provisions of this Section 2.19 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.21 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.19 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.3(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.3(c).

SECTION 2.20 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or delivers a notice described in Section 2.15, or requires the Borrower to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce any amount payable pursuant to Section 2.14 or 2.17, or illegality, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender (i) requests compensation under Section 2.14, or if any Lender delivers a notice described in Section 2.15 or if the Borrower is required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.20(a) (each such Lender, an “Increased Cost Lender”), or (ii) is a Defaulting Lender or a Non-Consenting Lender, or (iii) does not give its consent or deemed consent to (A) any proposed increase in the Borrowing Base set forth in a Proposed Borrowing Base Notice as to which the Required Lenders have given their consent or deemed consent, or (B) any other amendment, modification or waiver of this Agreement requiring the consent of all Lenders, all non-Defaulting Lenders or all affected Lenders, in each case where Majority Lender consent has been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.17) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.4;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) in the case of any such assignment resulting from a notice of illegality under Section 2.15, such assignment will eliminate such illegality;

(v) such assignment does not conflict with Applicable Law;

(vi) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

(vii) in the case of any such assignment resulting from a Lender not giving its consent to a proposed increase in the Borrowing Base as described in Section 2.20(b), the applicable assignee shall have consented to the proposed increase; and

(viii) no Event of Default shall then exist.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, a Lender shall not be required to make any such assignment or delegation if such Lender or any Affiliate thereof has any outstanding Lender Provided Hedge Transaction, unless on or prior thereto, all such Lender Provided Hedge Transactions have been terminated or novated to another Person and such Lender (or its Affiliate) shall have received payment of all amounts, if any, payable to it in connection with such termination or novation. Each Lender and Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or Issuing Bank, as the case may be, as assignor, any Assignment and Assumption necessary to effect any assignment of such Lender’s or Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.20. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as an Increased Cost Lender, Non-Consenting Lender or Defaulting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effect such assignment in accordance with Section 9.4. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.4 on behalf of an Increased Cost Lender, Non-Consenting Lender or Defaulting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.4.

SECTION 2.21 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposures with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Cash Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (b) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Cash Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the applicable Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.21 or Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.21 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.22, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that, to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 2.22 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definition of Required Lenders or Majority Lenders, as applicable.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.8, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting

Exposures with respect to such Defaulting Lender in accordance with Section 2.21; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower in its discretion, to be held in a deposit account and released pro rata in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, (y) the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21, and (z) such Defaulting Lender’s future indemnity obligations to the Administrative Agent under this Agreement, sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made, or the related Letters of Credit were issued, at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive participation fees under Section 2.11(b) with respect to its participation in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.

(C) With respect to any participation fees with respect to Letters of Credit not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew, increase or reinstate any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.23 Increase of Aggregate Maximum Credit Amount.

(a) Subject to the conditions set forth in Section 2.23(b), the Borrower may, from time to time (including in connection with any redetermination of the Borrowing Base), increase the Aggregate Maximum Credit Amount then in effect (any such increase an “Incremental Increase”) by either or both (as determined by the Borrower) requesting an increase in the Commitment of one or more Lenders (an “Increasing Lender”) or by causing one or more Persons that at such time is not a Lender to become a Lender (an “Additional Lender”).

(b) Any increase in the Aggregate Maximum Credit Amount shall be subject to the following additional conditions:

(i) such increase shall not be less than $5,000,000 (and increments of $1,000,000 above that minimum) unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Maximum Credit Amount would exceed 1,250,000,000;

(ii) no Event of Default shall have occurred and be continuing after giving effect to such increase;

(iii) no Lender’s Commitment may be increased without the consent of such Lender;

(iv) the Administrative Agent and each Issuing Bank must consent to the increase in Commitments of an Increasing Lender and the addition of any Additional Lender, in each case, such consent not to be unreasonably withheld or delayed;

(v) the maturity date of such increase shall be the same as the Maturity Date and the Commitments under the Incremental Increase shall have no mandatory prepayment or commitment reduction other than as provided hereunder; and

(vi) the increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase) (provided that the Applicable Margin of the Facility may be increased to be consistent with that for such Incremental Increases).

(c) Each Increasing Lender or Additional Lender shall execute and deliver to the Borrower, the Administrative Agent and each Issuing Bank customary documentation (any such documentation, an “Incremental Agreement”) implementing any Incremental Increase. Upon receipt by the Administrative Agent of one or more executed Incremental Agreements increasing the Commitments of Lenders and/or adding Commitments from Additional Lenders as provided in this Section 2.23, (i) the Aggregate Maximum Credit Amount shall be increased automatically on the effective date set forth in such Incremental Agreements by the aggregate amount indicated in such Incremental Agreements without further action by the Borrower, the Administrative Agent, any Issuing Bank or any Lender, (ii) Schedule 2.1 and the Register shall each be amended to add such Additional Lender’s Commitment or to reflect the increase in the Commitment of an Increasing Lender, and the Applicable Percentages of the Lenders shall be adjusted accordingly to reflect the Incremental Increase of each Additional Lender and/or each Increasing Lender, (iii) the Administrative Agent shall distribute to the Borrower, the Administrative Agent, each Issuing Bank and each Lender the revised Schedule 2.1, (iv) any such Additional Lender shall be deemed to be a party in all respects to this Agreement and any other Credit Documents to which the Lenders are a party, and (v) upon the effective date set forth in such Incremental Agreement, any such Lender party to the Incremental Agreement shall purchase a pro rata portion of the outstanding Loans (including participations in LC Exposures) of each of the current Lenders such that each Lender (including any Additional Lender, if applicable) shall hold its respective Applicable Percentage of the outstanding Loans (and participation interests in participations in LC Exposures) as reflected in the revised Schedule 2.1 required by this Section 2.23.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders that:

SECTION 3.1 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. No Borrower nor any Subsidiary thereof is an EEA Financial Institution.

SECTION 3.2 Authorization; Enforceability. The Transactions are within the corporate, partnership, limited liability company or limited partnership powers of the Loan Parties and have been duly authorized by all necessary corporate, partnership, limited liability company or limited partnership powers and, if required, stockholder action. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.3 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Documents as required by this Agreement and (ii) those third party approvals or consents that, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any Applicable Law or the Organization Documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary other than under documents evidencing the Debt to be Repaid and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary (except for Liens under the Security Documents).

SECTION 3.4 Financial Condition; No Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Lenders the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2017, and the related consolidated statements of income and cash flows of the Borrower for the fiscal year ended December 31, 2017, (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2018, and the related consolidated statements of income and cash flows of the Borrower for the fiscal quarter ended March 31, 2018, (iii) audited statements of revenues and direct operating expenses of the oil and gas properties to be acquired from the Contributors for each of the three years ended December 31, 2015, 2016, and 2017 and the unaudited interim statements of revenues and direct operating expenses for the three month periods ended March 31, 2017 and March 31, 2018, and statements of assets acquired and liabilities assumed as of December 31, 2017 and March 31, 2018, and (iv) unaudited pro forma condensed consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2018 and for the year ended December 31, 2017, which have been prepared by Borrower based on the materials described in the foregoing clauses (i), (ii) and (iii) for the year ended December 31, 2017 and for the three months ended March 31, 2018. Such financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Neither the Borrower nor any Subsidiary has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements referred to in Section 3.4(a) or in the notes thereto. No Material Adverse Effect has occurred since December 31, 2017, and no other facts or circumstances exist that have had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) All balance sheets, all statements of income and of cash flows and all other financial information of the Borrower and Subsidiaries furnished pursuant to Section 5.1(a) and (b) have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied with the financial statements referred to in Section 3.4(a), and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(d) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made.

SECTION 3.5 Properties; Titles, Etc.

(a) Except (i) for the Oil and Gas Properties Disposed of since the delivery of the most recently delivered Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) properties with immaterial title defects or other title defects disclosed in writing to the Administrative Agent: (x) each of the Borrower and the Restricted Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to substantially all of its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 6.3 and (y) after giving full effect to the Permitted Encumbrances, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and, except as otherwise provided by statute, law, regulation or the standard and customary provisions of any applicable joint operating agreement, the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.

(b) All leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance that, with the giving of notice or the passage of time or both, would give rise to a default under any such lease or leases, except, in each case pursuant to this clause (b), could not reasonably be expected to result in a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d) All of the Properties of the Borrower and the Restricted Subsidiaries (other than the Oil and Gas Properties, which are addressed in Section 3.22) which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e) Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, domain names and other intellectual Property material to its business, and the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.6 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that purport to affect or pertain to this Agreement, any other Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, with respect to any real property owned or leased by the Borrower or any of its Subsidiaries, (i) there has been no release of Hazardous Materials at, from, or to the real property, including the soils, surface waters, or ground waters thereof, and (ii) there are no conditions at the real property that, with the passage of time, or giving of notice, or both, would be reasonably likely to result in an Environmental Liability.

(d) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.7 Compliance with Laws and Agreements.

(a) Each of the Borrower and its Subsidiaries is in compliance in all material respects with all Applicable Law. Each of the Borrower and its Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.

(b) Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred that, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding.

SECTION 3.8 Investment Company Status; Other Laws. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or is subject to any other law restricting its ability to incur Indebtedness.

SECTION 3.9 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all federal and other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves.

SECTION 3.10 ERISA Compliance. Each Plan is in compliance in all material respects with all applicable requirements of ERISA, the IRC and other Applicable Law. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The Borrower and each ERISA Affiliate has complied in all material respects with the Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding requirements under the Funding Rules has been applied for or obtained. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430 of the IRC) is 60% or higher and no facts or circumstances exist that could reasonably be expected to cause the funding target attainment percentage to drop below such threshold as of the most recent valuation date.

SECTION 3.11 Insurance. Set forth on Schedule 3.11 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Effective Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

SECTION 3.12 Margin Regulations. Neither the Borrower nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

SECTION 3.13 Subsidiaries; Equity Interests. The Borrower has no Subsidiaries other than those specifically disclosed in Part I of Schedule 3.13, and any Subsidiaries that are permitted to have been organized or acquired after the Effective Date in accordance with Section 6.6 and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and, as of the Effective Date, are owned by a Loan Party in the amounts specified on Part I of Schedule 3.13 free and clear of all Liens (other than Liens under the Security Documents or arising by operation of law). The Borrower has no equity investments in any other Person other than those specifically disclosed in Part II of Schedule 3.13 or permitted to have been acquired after the Effective Date in accordance with Section 6.6. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and nonassessable.

SECTION 3.14 Anti-Money Laundering and Anti-Terrorism Finance Laws. To the extent applicable, each Loan Party and each Subsidiary thereof is in compliance, in all material respects, with anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act and the PATRIOT Act (the “Anti-Terrorism Laws”).

SECTION 3.15 Disclosure.

(a) The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statements, certificates or other information furnished by or on behalf of the Borrower or any other Loan Party or Subsidiary thereof or any of their respective authorized representatives to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There are no statements or conclusions in any Reserve Report or any projections delivered under Section 6.18 that are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report or any projections delivered under Section 6.18 are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b) As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.16 Security Documents. (a) The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the holders of Secured Obligations, a valid and enforceable security interest in substantially all of the Collateral described therein and proceeds thereof. In the case of the pledged equity interests described in the Security Agreement, when the Administrative Agent obtains control of stock certificates representing such pledged equity interests, and in the case of substantially all of the other Collateral described in the Security Agreement, when financing statements and other filings in appropriate form are or have been filed in the appropriate offices or Control Agreements have been executed, the Security Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filing or other action required thereunder as security for the Secured Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than pledged equity interests, with respect to which the Administrative Agent has control, Liens permitted by Section 6.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the holders of Secured Obligations, a valid and enforceable Lien on the mortgaged properties described therein and proceeds thereof, contains all remedies customarily afforded to a commercial lender in the jurisdiction in which the applicable mortgaged property is located, and when the Mortgages are or have been filed in the appropriate offices, each such Mortgage shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such properties and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except for Liens permitted by Section 6.3).

SECTION 3.17 Solvency, etc. On the Effective Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each Borrowing hereunder and the use of the proceeds thereof, the Loan Parties, taken as a whole, is Solvent.

SECTION 3.18 Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.19 Labor Matters. Except as set forth on Schedule 3.19, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters.

SECTION 3.20 Related Agreements, etc.

(a) The Borrower has heretofore furnished the Administrative Agent a true and correct copy of each Related Agreement.

(b) Each Loan Party and, to the Borrower’s actual knowledge, without any duty of inquiry, each other party to the Related Agreements, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of the Related Transactions.

(c) The Related Transactions will comply in all material respects, with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Loan Parties and, to the Borrower’s actual knowledge, without any duty of inquiry, each other party to the Related Agreements in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent Governmental Authority that restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions.

(d) The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate any Applicable Law binding on any Loan Party in any material respect, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party is a party or by which any Loan Party is bound.

(e) No statement or representation made in the Related Agreements by any Loan Party or, to the Borrower’s actual knowledge, without any duty of inquiry, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

SECTION 3.21 [Reserved].

SECTION 3.22 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Applicable Laws and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically, in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (1) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (2) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Applicable Laws, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). The wells drilled in respect of Oil and Gas Properties comprising proved developed producing reserves described in the most recent Reserve Report (other than wells drilled in respect of such Oil and Gas Properties comprising proved developed producing reserves that have been subsequently Disposed of in accordance with the terms of this Agreement) are capable of, and are presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Loan Party that owns such Oil and Gas Properties comprising proved developed producing reserves is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 3.22 could not reasonably be expect to have a Material Adverse Effect).

SECTION 3.23 Gas Imbalances, Prepayments. Except as set forth on Schedule 3.23 or on the most recent certificate delivered pursuant to Section 5.13(c), on a net basis there are no gas imbalances, take or pay or other prepayments (including pursuant to an Advance Payment Contract) that would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 2% of the annual volumes of Hydrocarbons (on a Mcf equivalent basis) of the Borrower and its Restricted Subsidiaries listed in the most recent Reserve Report.

SECTION 3.24 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 3.24, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder that is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no agreements exist that are not cancelable by the Borrower or any Restricted Subsidiary on 60 days’ notice or less without penalty or detriment to the Borrower or any Restricted Subsidiary for the sale of production from the Borrower’s or its Restricted Subsidiaries’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date hereof (in the case of Schedule 3.24) or the date of disclosure to the Administrative Agent in writing (in the case of each other such agreement), as applicable.

SECTION 3.25 Hedge Agreements and Hedge Transactions. Schedule 3.25, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 5.1(e), sets forth, a true and complete list of all Hedge Agreements and Hedge Transactions of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

SECTION 3.26 Location of Business and Offices. The Borrower’s jurisdiction of organization is Nevada; the name of the Borrower as listed in the public records of Nevada is Comstock Resources, Inc.; and the organizational identification number of the Borrower in Nevada is NV19831014871 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 5.1(m) in accordance with Section 9.1(c)). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 9.16 (or as set forth in a notice delivered pursuant to Section 5.1(m) and Section 9.1(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 3.26 (or as set forth in a notice delivered pursuant to Section 9.1(c)).

SECTION 3.27 Senior Notes. Before and after giving effect to the Loans and Letters of Credit contemplated hereunder, there is no event of default or event or condition that could become an event of default with notice or lapse of time or both, under the Senior Notes Documents, and each of the Senior Notes Document is in full force and effect.

SECTION 3.28 Anti-Corruption Laws. No part of the proceeds of the Loans or Letters of Credit shall be used, directly or indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (b) to cause any Lender to violate the U.S. Foreign Corrupt Practices Act of 1977; or (c) to cause any Lender to violate any other anti-corruption law applicable to such Lender (all laws referred to in clause (b) and (c) being “Anti-Corruption Laws”).

SECTION 3.29 Sanctions Laws. No Loan Party and to the knowledge of the Borrower, no director, officer, agent employee or Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans or Letters of Credit is any of the following (a “Restricted Person”): (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (b) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign governmental authority; (c) a Person that is owned 50 percent or more by any Person described in Section 3.29(b); (d) any other Person with which any Lender is prohibited from dealing under any Sanctions laws applicable to such Lender; or (e) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in Section 3.29 (a), (b), (c) or (d). Further, none of the proceeds from the Loans or Letters of Credit shall be used to finance or facilitate, directly or indirectly, any transaction with, investment in, or any dealing for the benefit of, any Restricted Person or any transaction, investment or dealing in which the benefit is received in a country for which such benefit is prohibited by any Sanctions laws applicable to any Lender.

ARTICLE IV

Conditions

SECTION 4.1 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received (i) copies of the definitive documents offering to redeem or repurchase the Debt to be Repaid, (ii) evidence reasonably satisfactory to it that all Debt to be Repaid has been (or concurrently with the initial Borrowing will be) paid in full (other than unasserted contingent obligations), and (iii) evidence, that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial Borrowing will be) terminated, and (iv) evidence reasonably satisfactory to it that concurrently with the initial credit extension hereunder the Related Transactions will be completed in accordance with the terms of the Related Agreements (without any amendment thereto or waiver thereunder unless consented to by the Required Lenders).

(c) The Administrative Agent shall have received a financial model and budget provided by the Borrower, in form and substance satisfactory of the Administrative Agent, that sets forth a consolidated pro forma balance sheet, income statement and cash flow statement of the Borrower as at the Effective Date, adjusted to give effect to the consummation of the Arkoma Transaction and the financings contemplated hereby as if such transactions had occurred on such date, consistent in all material respects with the sources and uses of cash as previously described to the Lenders and the forecasts previously provided to the Lenders.

(d) The Administrative Agent shall have received the following, each in form and substance satisfactory to the Administrative Agent:

(i) a counterpart of the Security Agreement executed by each Loan Party, together with all certificates, instruments, transfer powers and other items required to be delivered in connection therewith, and a counterpart of the Guaranty Agreement executed by each Guarantor;

(ii) each document (including Uniform Commercial Code financing statements) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the holders of Secured Obligations, a perfected Lien on the Collateral described therein, prior to all other Liens (subject only to Liens permitted pursuant to Section 6.3), in proper form for filing, registration or recording;

(iii) all environmental site assessment reports requested by the Administrative Agent;

(iv) certified copies of Uniform Commercial Code and other Lien search reports dated a date near to the Effective Date, listing all effective financing statements and other Lien filings that name any Loan Party and the Contributors (under their current names and any previous names) as debtors, together with (A) copies of such financing statements or other Lien filings and (B) such Uniform Commercial Code termination statements or amendments or other Lien terminations as the Administrative Agent may request;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as an Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions;

(vi) evidence satisfactory to the Administrative Agent of the receipt of all consents required to effect the Transactions, including all regulatory approvals and licenses, if applicable;

(vii) evidence of the existence of insurance required to be maintained pursuant to Section 5.5, together with evidence that the Administrative Agent has been named as a lender’s loss payee and the Administrative Agent and the Lenders have been named as additional insured on all related insurance policies;

(viii) a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in clauses (a) and (b) of Section 4.2;

(ix) a certificate signed by a Financial Officer of the Borrower, certifying that the Borrower and its Subsidiaries, taken as a whole, are Solvent after giving effect to the Transactions;

(x) with respect to the Oil and Gas Properties of any Loan Party, duly executed Mortgages providing for a fully perfected Lien, in favor of the Administrative Agent, in all right, title and interest of the Borrower or such Restricted Subsidiary in such Oil and Gas Property. In connection with the execution and delivery of the Mortgages, the Administrative Agent shall be reasonably satisfied that the Mortgages create first priority, perfected Liens (subject only to Permitted Encumbrances) on at least the Required Engineered Value of the Oil and Gas Properties evaluated in the Initial Reserve Report; and

(xi) the Initial Reserve Report accompanied by a certificate from an Responsible Officer of the Borrower certifying on behalf of the Borrower that in all material respects: (i) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments exceeding greater of (x) 1 Bcf of natural gas or (y) 2% of the annual production of natural gas of the Borrower and its Restricted Subsidiaries for the most recent calendar year of gas (on an mcf equivalent basis) in the aggregate with respect to its oil and gas properties evaluated in the Initial Reserve Report that would require the Borrower or any subsidiary to deliver hydrocarbons either generally or produced from such oil and gas properties at some future time without then or thereafter receiving full payment therefor, (ii) except as set forth on an exhibit to the certificate, there are no material agreements that are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its subsidiaries’ hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being, or are expected to be, exercised) that pertain to the sale of production at a fixed price and (iii) attached thereto is a schedule of the oil and gas properties evaluated by the Initial Reserve Report that will be mortgaged properties as of the Effective Date and demonstrating the percentage of the total value of the proved oil and gas properties evaluated in the Initial Reserve Report that the value of such mortgaged properties represent in compliance with clause (e)(xi) above.

(e) The Administrative Agent shall have received a favorable signed opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Locke Lord LLP, counsel for the Loan Parties, substantially in the form of Exhibit H-1, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request, (ii) an opinion of special Nevada counsel for the Loan Parties with respect to certain corporate formalities with respect to the Loan Parties, the Loan Documents and the Transactions, the form and efficacy of certain uniform commercial code financing statements and such other matters as the Administrative Agent shall reasonably request, (iii) special Louisiana counsel for the Loan Parties, substantially in the form of Exhibit H-2 including an opinion that the Mortgages and uniform commercial code financing statements covering any Mortgaged Property located in the State of Louisiana are each in proper form for recordation in the State of Louisiana, and (iv) special North Dakota counsel for the Loan Parties, substantially in the form of Exhibit H-3, including an opinion that the Mortgages and (if applicable) uniform commercial code financing statements covering any Mortgaged Property located in the State of North Dakota are each in proper form for recordation in the State of North Dakota. The Borrower hereby requests such counsel to deliver such opinion.

(f) The Administrative Agent, the Arrangers and the Lenders shall have received payment of all commitment, arrangement, upfront and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including under any fee letters, and to the extent invoiced in reasonable detail at least two (2) business days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under this Agreement or other Loan Documents (including, without limitation, the reasonable and documented fees and expenses of Mayer Brown LLP, counsel to the Administrative Agent), which amounts may be netted from or otherwise funded by any Loans made on the Effective Date.

(g) The Administrative Agent and each Lender shall have received at least three (3) Business Days prior to the Effective Date, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, and including but not restricted to the PATRIOT Act, that has been requested by the Arrangers or any Lender at least ten (10) Business Days prior to the Effective Date. At least five (5) days prior to the Effective Date, if the Borrower is qualified as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(h) The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least the Required Engineered Value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(i) The Administrative Agent shall have received each of (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2017, and the related consolidated statements of income and cash flows of the Borrower for the fiscal year ended December 31, 2017, (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2018, and the related consolidated statements of income and cash flows of the Borrower for the fiscal quarter ended March 31, 2018, (iii) audited statements of revenues and direct operating expenses of the oil and gas properties to be acquired from the Contributors for each of the three years ended December 31, 2015, 2016, and 2017 and the unaudited interim statements of revenues and direct operating expenses for the three month periods ended March 31, 2017 and March 31, 2018, and statements of assets acquired and liabilities assumed as of December 31, 2017 and March 31, 2018, and (iv) unaudited pro forma condensed consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2018 and for the year ended December 31, 2017, which have been prepared by Borrower based on the materials described in the foregoing clauses (i), (ii) and (iii) for the year ended December 31, 2017 and for the three months ended March 31, 2018.

(j) On the date of the initial Borrowing and after giving effect to the initial Borrowing and the other transactions to occur on or before the initial Borrowing, including matters described in Section 4.1(b) and (c), the Borrower and its Restricted Subsidiaries will have cash and Cash Equivalent Investments, together with borrowing availability under this Agreement of at least $250,000,000.

(k) The Administrative Agent shall have received copies of the Senior Note Documents, together with reasonably satisfactory evidence that the Senior Notes have been, or concurrently with the Effective Date will be, issued to the holders of the Senior Notes and the Borrower shall have received (directly or indirectly) the net cash proceeds thereof.

(l) The Administrative Agent shall have received: (A) reasonably satisfactory evidence that the Arkoma Transaction has been, or concurrently with the Effective Date, shall be consummated; (B) a certificate of an Responsible Officer of the of the Borrower (1) certifying that, upon the consummation of the Arkoma Transaction, an Responsible Officer of the Borrower has (or will have) consummated the acquisition contemplated by the Contribution Agreement substantially in accordance with its terms and all conditions to the obligations of the parties set forth in the Contribution Agreement (other than the payment of the purchase price thereunder) shall have been satisfied or waived, and no provision thereof shall have been waived, amended, supplemented or otherwise modified to the extent such waiver, amendment, supplement or other modification would reasonably be expected to materially adversely affect the Lenders (except as otherwise agreed by the Lenders), (2) certifying that substantially all of the Oil and Gas Properties included in the Arkoma Assets have been (or are to be) acquired pursuant to the Contribution Agreement, and (3) certifying that attached thereto is a true and complete executed copy of the Related Agreements pursuant to which the Borrower has acquired (or will acquire) such Oil and Gas Properties and all definitive proxy solicitations with respect thereto; and (C) duly executed releases and/or terminations of any financing statements or mortgages specifically referencing and burdening the Oil and Gas Properties included in the Contribution Agreement, to the extent applicable.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 3:00 p.m. on August 31, 2018 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the total Credit Exposure shall not exceed the Borrowing Base then in effect.

(d) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Borrower is in compliance with the financial covenants in Section 6.1 (with compliance under the Ratio of Total Debt to EBITDAX being tested using EBITDAX as of the last day of the most recently ended fiscal quarter and net debt outstanding, current assets and current liabilities being determined as of the time of or immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit).

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a), (b), (c) and (d) of this Section.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that, until the Termination Date:

SECTION 5.1 Financial Statements and Other Information. The Borrower shall furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. Within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year and related statements of operations, and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without any qualification or exception which (x) is of a “going concern” or similar nature, (y) relates to the limited scope of examination of matters relevant to such financial statement, or (z) relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default) to the effect that such consolidated financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, and related statements of operations, and cash flows, in each case as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under clause (a) or (b) above, (i) a Compliance Certificate of a Financial Officer of the Borrower (x) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1 and (z) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (ii) separate schedules reflecting the balance sheet information income and cash flows of the Unrestricted Subsidiaries and reconciling such information to the financial statements described above.

(d) Accounting Reports. Concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e) Certificate of Financial Officer — Hedge Agreements and Hedge Transactions.

(i) Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Hedge Agreements of the Borrower and each Restricted Subsidiary, the material terms of all Hedge Transactions thereunder (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 3.25.

(ii) Together with the delivery of the Compliance Certificate under Section 5.1(c), the Borrower will deliver a certificate of a Financial Officer comparing aggregate monthly notional volumes of all Hedge Transactions of each Borrower and each Restricted Subsidiary, that were in effect during each month of such period (other than Hedge Transactions with respect to basis differentials) and the actual production volumes for each of natural gas and crude oil for each month during such period, which certificate shall certify that the hedged volumes for each of natural gas and crude oil (x) satisfied the minimum volume requirements set forth in Section 5.10 and (y) did not exceed 100% of actual production of Hydrocarbons or if such hedged volumes did exceed actual production of Hydrocarbons, specify the amount of such excess.

(f) Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Borrower.

(g) SEC and Other Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(h) Permitted Debt and Senior Notes Notices. Promptly following the giving or receipt of any notice of a default delivered under the terms of the Senior Notes or any Permitted Debt Document (to the extent not otherwise furnished or made available hereunder) copies of such notice or report and promptly following the execution of any amendment, modification or supplement to the Senior Notes or any Permitted Debt Document, a copy of any such amendment, modification or supplement.

(i) Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 5.1(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 5.5, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(j) Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 5.14, a list of Persons purchasing Hydrocarbons from the Borrower or any Restricted Subsidiary accounting for at least 80% of the revenues resulting from the sale of all Hydrocarbons in the one-year period prior to the “as of” date of such Reserve Report.

(k) Notice of Dispositions of Oil and Gas Properties and Hedge Liquidations. In the event the Borrower or any Restricted Subsidiary intends to Dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary with a fair market value in excess of $25,000,000 in accordance with Section 6.5(d) or consummate a Hedge Liquidation not otherwise prohibited by Section 6.19 that will or could reasonably be expected to yield gross proceeds in excess of $1,000,000, written notice of, as applicable, such Disposition at least ten (10) Business Days prior thereto, or such Hedge Liquidation at least 5 Business Days prior thereto or such shorter period as the Administrative Agent reasonably agrees , the price thereof, the anticipated date of closing, and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(l) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(m) Information Regarding Borrower and Subsidiary. Prompt written notice (and in any event within ten Business Days prior thereto) of any change (i) in the Borrower or any Restricted Subsidiary’s corporate name, (ii) in the location of the Borrower or any Restricted Subsidiary’s chief executive office or principal place of business, (iii) in the Borrower or any Restricted Subsidiary’s corporate structure or in the jurisdiction in which such Person is incorporated or formed, and (iv) in the Borrower or any Restricted Subsidiary’s federal taxpayer identification number.

(n) Production Report and Lease Operating Statements. Together with the delivery of the Compliance Certificate under Section 5.1(c), a report setting forth, for each calendar month during the then current fiscal year to date, (i) the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, (ii) any changes to any producing reservoir, production equipment, or producing well during each such quarter, that changes could reasonably be expected to have a Material Adverse Effect, and (iii) any sales of the Borrower’s or any Restricted Subsidiaries’ Oil and Gas Properties during each such quarter.

(o) Projected Budget. Concurrently with the delivery to the Administrative Agent of a Reserve Report prepared by Approved Petroleum Engineers in Section 5.14(a), a report, in a form satisfactory to the Administrative Agent, prepared by or on behalf of the Borrower detailing on a monthly basis for the next twelve month period (i) the projected production of crude oil and natural gas, each calculated separately, by the Borrower and the Restricted Subsidiaries and the assumptions used in calculating such projections, (ii) an annual operating budget for the Borrower and the Restricted Subsidiaries, with a breakdown of those capital expenditures to be used for the development of Oil and Gas Properties comprising proved undeveloped reserves in the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, and the assumptions used in calculating such projections, and (iii) such other information as may be reasonably requested by the Administrative Agent which report shall in each case be accompanied by a certificate of a Financial Officer stating that such report has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such report, it being understood that actual results may vary from such projections.

(p) Unrestricted Subsidiaries, etc. If the Borrower or any Restricted Subsidiary has (subject to the requirements and limitations of this Agreement and the other Loan Documents) formed or acquired a new Restricted Subsidiary or Disposed of or dissolved a Restricted Subsidiary, or redesignated an Unrestricted Subsidiary as a Restricted Subsidiary or a Restricted Subsidiary as an Unrestricted Subsidiary (in each case, in accordance with Section 1.7), or made any additional equity investment in any Person or Disposed of any equity investment in any Person, in each case, since the date of the most recently delivered schedule, a substitute (or supplement to) Schedule 3.13.

(q) Permitted Refinancing Debt Incurrence. Written notice at least seven (7) Business Days prior to the incurrence of refinancing of any Senior Notes or Permitted Debt (or such short period as the Administrative Agent shall reasonably agree), together with the most recent drafts of the documentation governing the refinancing of such Material Indebtedness, and thereafter upon request of the Administrative Agent or any Lender prompt delivery to the Administrative Agent and such Lender copies, certified by a Responsible Officer as true and complete, of each documentation governing the refinancing of such Material Indebtedness following the incurrence of the refinanced Material Indebtedness.

(r) KYC, PATRIOT Act and Beneficial Ownership. Promptly upon the request of any Lender, the Borrower shall supply, or procure the supply of, such documentation and other evidence as is requested by such Lender (for itself or on behalf of any prospective Lender) to carry out and be satisfied with the results of all necessary “know your customer”, money-laundering rules and regulations, including, without limitation, the PATRIOT Act and Beneficial Ownership Certification or other checks in relation to the Borrower under all applicable laws and regulations pursuant to the transactions contemplated under the Loan Documents.

(s) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.1(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopy or e-mail) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 5.1(c) to the Administrative Agent. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.2 Notices of Material Events. The Borrower shall furnish to the Administrative Agent and each Lender written notice of the following:

(a) as soon as possible and in any event within three days after the Borrower or any other Loan Party obtains knowledge thereof, the occurrence of any Default;

(b) as soon as possible and in any event within three days after the Borrower or any other Loan Party obtains knowledge thereof, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) promptly upon the Borrower or any other Loan Party obtaining knowledge thereof, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, its Subsidiaries or its ERISA Affiliates in an aggregate amount exceeding $25,000,000;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 5.1 or any other clause of this Section 5.2;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f) promptly, all title or other information received after the Effective Date by any Loan Party which discloses any material defect in the title to any material asset included in the Borrowing Base;

(g) promptly upon the Borrower or any other Loan Party obtaining knowledge thereof, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(h) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3 Existence; Conduct of Business; Governmental Approvals. The Borrower shall, and shall cause each Subsidiary to, do, obtain and maintain, or cause to be done, obtained and maintained, all Governmental Approvals and other things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary or desirable in the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so satisfy the foregoing qualification requirements could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.4.

SECTION 5.4 Payment of Obligations. The Borrower shall, and shall cause each Subsidiary to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5 Insurance. The Borrower shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, not Affiliates of the Borrower, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lenders’ loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent and each Lender as an additional insured with respect to each policy of general liability insurance, (ii) providing that 30 days’ notice shall be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent. The Borrower shall execute and deliver to the Administrative Agent a collateral assignment, in form and substance satisfactory to the Administrative Agent, of each business interruption insurance policy maintained by the Borrower.

SECTION 5.6 Books and Records; Inspection Rights. The Borrower shall, and shall cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that, so long as no Event of Default has occurred and is continuing, such visits and inspections shall be limited to one per calendar year and when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. All such inspections or audits by the Administrative Agent shall be at the Borrower’s expense. The Borrower hereby authorizes and instructs its independent accountants to discuss the Borrower’s affairs, finances and condition with the Administrative Agent and any Lender, at the Administrative Agent’s or such Lender’s request.

SECTION 5.7 Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all material respects with Applicable Law. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.8 Use of Proceeds and Letters of Credit. The proceeds of the Loans and Letters of Credit shall be used only for general corporate purposes of the Borrower and its Restricted Subsidiaries (including capital expenditures), and for permitted acquisitions and investments. No part of the proceeds of any Loan or Letter of Credit shall be used, whether directly or indirectly, (a) for the purpose of purchasing or carrying, directly or indirectly, any margin stock or for any other purpose which would constitute such transaction a “purpose credit” within the meaning of Regulations T, U, or X, or for any purpose that otherwise entails a violation of any Regulation of the FRB, or (b) in violation of any anti-corruption laws or applicable sanction laws. Letters of Credit shall be issued only to support the Borrower and its Restricted Subsidiaries.

SECTION 5.9 Further Assurances.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 5.13(c)(vi)) to ascertain whether the Mortgaged Properties represent at least the Required Engineered Value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least such Required Engineered Value, then the Borrower shall, and shall cause its Restricted Subsidiaries to, promptly, but in any event within thirty (30) days of delivery of the Reserve Report (or such longer period (not exceeding sixty (60) days as agreed to by the Administrative Agent in its sole discretion), grant to the Administrative Agent as security for the Obligations a first-priority Lien interest (subject only to Liens permitted by Section 6.7) on additional Oil and Gas Properties evaluated in the most recently delivered Reserve Report not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will represent at least such Required Engineered Value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 5.19(a).

(b) It is understood that the obligation to pledge and provide first priority perfected liens (subject to Permitted Encumbrances) on only the Required Engineered Value of the Borrowing Base Properties is a matter of administrative convenience only and it is the intention of the parties that the Administrative Agent benefit from an all assets pledge of the Loan Parties’ Properties; accordingly the percentage of the PV-9 Value of the Oil and Gas Properties evaluated in the most recent Reserve Report delivered to the Lenders and pledged to the Administrative Agent for the benefit of the Secured Parties may be up to 100% at any time.

(c) If any additional Domestic Subsidiary is formed or acquired (or an Unrestricted Subsidiary is designated as a Restricted Subsidiary) after the Effective Date, the Borrower shall, within 15 Business Days (or such longer period as the Administrative Agent may agree) after such newly formed or acquired Subsidiary is formed or acquired (or is designated as a Restricted Subsidiary) (i) cause such Restricted Subsidiary to execute and deliver a Joinder Agreement pursuant to which such Restricted Subsidiary becomes a party to the Guaranty Agreement and the Security Agreement and becomes a Guarantor and a Grantor and grants a first-priority security interest (subject to Liens permitted by Section 6.2) in substantially all of its personal Property, and (ii) execute and deliver (or, if the direct parent of such Restricted Subsidiary is not the Borrower, cause such Restricted Subsidiary’s direct parent to execute and deliver) a Joinder Agreement pursuant to which the applicable Loan Party will grant a first-priority security interest in all of the Equity Interests in such Restricted Subsidiary (and will, without limitation, deliver original certificates (if any) evidencing the Equity Interests of such Restricted Subsidiary, together with undated stock powers (or the equivalent for any such Restricted Subsidiary that is not a corporation) for each certificate duly executed in blank by the registered owner thereof).

(d) In the event that the Borrower or any other Guarantor acquires any material Property (other than any Oil and Gas Property and any Property in which a security interest is already created under the Security Documents) after the Effective Date, the Borrower shall, or shall cause such other Guarantor to, promptly (and, in any event, within fifteen (15) Business Days (or such later date as agreed to by the Administrative Agent in its sole discretion)) execute and delivery any Security Documents reasonably required by the Administrative Agent in order to create a first-priority security interest in such Property.

(e) In the event that the Borrower makes any loans or advances to any Restricted Subsidiary, or any Restricted Subsidiary makes any loans or advances to the Borrower or any other Restricted Subsidiary, or the Borrower, shall, and shall cause each such Restricted Subsidiary, to (i) make such loans in the form of an intercompany note and (ii) collaterally assign the Borrower’s or the applicable Restricted Subsidiary’s interests in such intercompany note to the Administrative Agent for the benefit of the Lenders to secure the Obligations to the extent required by the Security Documents.

(f) In furtherance of the foregoing in this Section 5.9 and subject to any exceptions, exclusions or limitations set forth herein or in the Security Documents, each Loan Party (including any newly created or acquired Restricted Subsidiary) shall promptly (and, in any event, within 15 Business Days (or such later date as agreed to by the Administrative Agent in its sole discretion)) execute and deliver (or otherwise provided, as applicable) to the Administrative Agent such other additional Security Documents, documents, certificates, legal opinions, title insurance policies, surveys, abstracts, appraisals, environmental assessments, flood information and/or flood insurance policies, in each case, as may be reasonably requested by the Administrative Agent and as reasonably satisfactory to the Administrative Agent.

(g) In connection with each Disposition of Oil and Gas Properties (including by means of a Disposition of Equity Interests of a Subsidiary) in which the aggregate Borrowing Base Value of Oil and Gas Properties Disposed of (including by means of a Disposition of Equity Interests of a Subsidiary) exceeds five percent (5%) of the Borrowing Base then in effect, and the Borrowing Base Utilization Percentage at such time exceeds eighty percent (80%), then the Borrower shall ascertain whether the Mortgaged Properties represent at least the Required Engineered Value of the Oil and Gas Properties after giving effect to such Disposition. In the event that the Mortgaged Properties do not represent at least such Required Engineered Value, then the Borrower shall, and shall cause its Restricted Subsidiaries to, promptly, but in any event within thirty (30) days of such Disposition (or such longer period (not exceeding sixty (60) days) as the Administrative Agent shall agree in its sole discretion), grant to the Administrative Agent as security for the Obligations a first-priority Lien interest (subject only to Liens permitted by Section 6.7) on additional Oil and Gas Properties evaluated in the most recently delivered Reserve Report not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will represent at least such Required Engineered Value.

SECTION 5.10 Minimum Hedging Requirements.

(a) The Borrower shall provide to the Administrative Agent within sixty (60) days after the Effective Date evidence satisfactory to the Administrative Agent that the Borrower has entered into (and thereafter, the Borrower shall maintain in effect) Hedge Transactions with Approved Counterparties with respect to at least the monthly notional volumes of natural gas, as applicable, set forth in on Schedule 5.10 (it being acknowledged and agreed that the intention of the parties is that the Borrower shall have entered into (and shall thereafter maintain) Hedge Transactions with Approved Counterparties (including the Hedge Transactions described above) such that the notional volumes of all natural gas related Hedge Transactions of the Borrower and its Restricted Subsidiaries, in the aggregate, equal or exceed fifty percent (50%) of the Borrower’s and its Restricted Subsidiaries’ reasonably anticipated projected production of natural gas for each month during the period from sixty (60) days after the Effective Date through the period ending twelve (12) full calendar months after the Effective Date).

(b) Without limiting the foregoing requirements set forth in Section 5.10(a) in any manner (and subject to limitations set forth in Section 6.18), from and after the date that is ninety (90) days after the Effective Date, the Borrower shall enter into from time to time (and thereafter, the Borrower shall maintain in effect) Hedge Transactions with Approved Counterparties in respect of natural gas and crude oil so that the notional aggregate volumes of natural gas and crude oil covered by all Hedge Transactions of the Borrower as of any date of determination equal or exceed fifty percent (50%) of the reasonably anticipated projected production of natural gas and crude oil, respectively, from Oil and Gas Properties comprising proved developed producing reserves of the Borrower and its Restricted Subsidiaries evaluated in the Initial Reserve Report or the then most recently delivered Reserve Report, for each month during the period of twelve consecutive full calendar months immediately following any such date of determination (and shall, upon request, provide to the Administrative Agent reasonable evidence satisfactory to the Administrative Agent demonstrating the Borrower’s compliance with the foregoing).

SECTION 5.11 Deposit Accounts. From and after the date that is sixty (60) days after the Effective Date, each Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain all of its respective operating, revenue, collection or other deposit accounts (other than Excluded Accounts) (i) with one or more Lenders or (ii) any other financial institution reasonably acceptable to the Administrative Agent and subject to the Administrative Agent’s, and in each case subject to control pursuant to a Control Agreement.

SECTION 5.12 Environmental Matters.

(a) The Borrower shall at its sole expense (including such contribution from third parties as may be available): (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Restricted

Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such reasonable policies of environmental audit and compliance as may be reasonably necessary to continuously determine and assure that the Borrower’s and its Restricted Subsidiaries’ obligations under this Section 5.12(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in any event within five (5) Business Days thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Restricted Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $25,000,000, not fully covered by insurance, subject to normal deductibles, or could in any case be reasonably expected to have a Material Adverse Effect.

(c) The Borrower will, and will cause each Restricted Subsidiary to, provide such environmental audits, studies and tests as may be reasonably requested by the Administrative Agent and the Lenders, in connection with any future acquisitions of material Oil and Gas Properties or other material Properties.

SECTION 5.13 Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Laws, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including all equipment, machinery and facilities, except to the extent a portion of such Property is no longer capable of producing Hydrocarbons in economically reasonable amounts; provided that the foregoing shall not prohibit any Disposition of any assets permitted by Section 9.7;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and

(e) to the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 5.12.

SECTION 5.14 Reserve Reports.

(a) On or before March 1st and September 1st of each year, commencing September 1, 2018, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries as of the immediately preceding January 1st or July 1st, as applicable; provided, however, that the first Reserve Report shall be delivered on or before October 1, 2018 evaluating the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries as of July 1, 2018. The Reserve Report as of January 1st of each year shall be prepared by one or more Approved Petroleum Engineers, and all other Reserve Reports shall be prepared by or under the supervision of the chief engineer of the Borrower and otherwise in a manner consistent with the preceding January 1st Reserve Report. Each Reserve Report prepared by or under the supervision of the chief engineer of the Borrower shall be certified by the chief engineer to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report. Each Reserve Report shall be in form and substance reasonably satisfactory to the Administrative Agent, and shall set forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at the time, together with a supplement indicating future net income based upon the Administrative Agent’s usual and customary pricing assumptions for oil and gas loans then in effect, in each case reflecting Hedge Transactions in place with respect to such production.

(b) In the event of a request for an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.4(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than sixty (60) days following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects:

(1) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, except that, with respect to projections, the Borrower represents only that such projections have been prepared in accordance with SEC regulations in good faith based upon assumptions believed by the Borrower to be reasonable, subject to uncertainties inherent in all projections,

(2) the representations and warranties contained in Section 3.5 and Section 3.16 remain true and correct as of the date of such certificate,

(3) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 3.23 with respect to its Oil and Gas Properties evaluated in such Reserve Report that would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor,

(4) none of their Oil and Gas Properties having a fair market value in excess of $10,000,000 in the aggregate have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold (other than Hydrocarbons sold in the ordinary course of business) and in such detail as reasonably required by the Administrative Agent,

(5) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report that the Borrower could reasonably be expected to have been obligated to list on Schedule 3.24 had such agreement been in effect on the date hereof,

(6) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the Borrowing Base that the value of such Mortgaged Properties represent and that such percentage is in compliance with Section 5.9,

(7) attached thereto is a projection of its reasonably anticipated projection of natural gas and crude oil (which shall reflect the adjustments referred to above) for the 36-month period commencing with the end of the calendar month during which the associated Reserve Report is delivered,

(8) attached to the certificate is a list of its Oil and Gas Properties added to the immediately prior Reserve Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, and

(9) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower or to any Restricted Subsidiary, as applicable, from its Oil and Gas Properties. The Borrower may supplement or update such projections at any time without any obligation to do so.

SECTION 5.15 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 5.13, and from time to time upon the reasonable request of the Administrative Agent, the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties that were not included in the most recently delivered Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on the Required Engineered Value of the Oil and Gas Properties evaluated by such Reserve Report and together with any Oil and Gas Properties acquired since the date of such Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 5.15(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (1) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 6.3 raised by such information, (2) substitute acceptable Mortgaged Properties (with no title defects or exceptions except for Permitted Encumbrances) having an equivalent value or (3) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least the Required Engineered Value of the Oil and Gas Properties evaluated by such Reserve Report and together with any Oil and Gas Properties acquired since the date of such Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering at least the Required Engineered Value of the Oil and Gas Properties evaluated in the most recent Reserve

Report and together with any Oil and Gas Properties acquired since the date of such Reserve Report, such inability shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on at least the Required Engineered Value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

SECTION 5.16 Unrestricted Subsidiaries. The Borrower:

(a) will cause the management, business and affairs of each of Borrower and its Subsidiaries to be conducted in such a manner (including by keeping separate books of account, maintaining separate policies of insurance and by not permitting Properties of Borrower and its respective Subsidiaries to be commingled) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from Borrower and the Restricted Subsidiaries (except (i) with respect to the treatment for tax purposes of the Borrower or any Restricted Subsidiary holding any interest in an Unrestricted Subsidiary that is regarded as a partnership and (ii) for the common management/directorship between the Borrower and any Unrestricted Subsidiary);

(b) will not, and will not permit any of the Restricted Subsidiaries to, incur, assume or suffer to exist any Guarantee by Borrower or such Restricted Subsidiary of, or be or become liable for any Indebtedness of any Unrestricted Subsidiary;

(c) will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Borrower or any Restricted Subsidiary;

(d) will not permit any Unrestricted Subsidiary to have any Indebtedness other than Non-Recourse Debt;

(e) will not permit any Unrestricted Subsidiary to be a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(f) will not, nor will it permit any of its Restricted Subsidiaries to, have any direct or indirect obligation (i) to subscribe for additional Equity Interests of such Person or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(g) will not permit any Unrestricted Subsidiary to Guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries.

SECTION 5.17 Keepwell. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under each Loan Document or any Lender Provided Hedge Transaction in respect of Hedge Obligations (provided, however, that the Borrower shall only be liable under this Section 5.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.17 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 5.17 shall remain in full force and effect until all Obligations have been repaid in full. Each Guarantor intends that this Section 5.17 constitute, and this Section 5.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 5.18 Post-Closing. The Borrower shall deliver to the Administrative Agent (a) no later than sixty (60) days after the Effective Date, duly executed counterparts of Control Agreements for each deposit account, securities account, and commodities account of a Loan Party (other than for any Excluded Account), and (b) no later than ninety (90) days after the Effective Date, information satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the proved oil and gas properties evaluated in the Initial Reserve Report.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that, until the Termination Date:

SECTION 6.1 Financial Covenants.

(a) Ratio of Total Net Debt to EBITDAX. The Borrower will not permit, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2018) its ratio of Total Net Debt as of the last day of such fiscal quarter to EBITDAX for the four fiscal quarters ending on the last day of such fiscal quarter, to be greater than 4.0 to 1.0.

For the purposes of calculating the Total Net Debt to EBITDAX Ratio for the fiscal quarters ending on December 31, 2018, March 31, 2019 and June 30, 2019, EBITDAX shall be deemed to equal (i) in the case of the fiscal quarter ending on December 31, 2018, EBITDAX for such fiscal quarter multiplied by four (4), (ii) in the case of the fiscal quarter ending on March 31, 2019, the aggregate EBITDAX for such the fiscal quarters ended December 31, 2018 and March 31, 2019 multiplied by two (2) and (iii) in the case of the fiscal quarter ending on June 30, 2019, the aggregate EBITDAX for the fiscal quarters ended December 31, 2018, March 31, 2019 and June 30, 2019 multiplied by four-thirds (4/3).

(b) Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2018), its ratio of (i) consolidated current assets of the Borrower and the Restricted Subsidiaries (including the unused amount of the total Commitments (but only to the extent that no Event of Default then exists), but excluding non-cash assets under ASC Topic 815 (formerly FAS 133)) to (ii) consolidated current liabilities of the Borrower and the Restricted Subsidiaries (excluding non-cash obligations under ASC Topic 815 (formerly FAS 133), that may be classified as current liabilities, current maturities under this Agreement and non-cash liabilities recorded in connection with stock-based or similar incentive based compensation awards or arrangements), to be less than 1.0 to 1.0.

SECTION 6.2 Indebtedness. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.2 and any Permitted Refinancing Debt in connection therewith;

(c) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or a Wholly Owned Subsidiary Guarantor; and provided further, that any such Indebtedness owed by either the Borrower or a Wholly Owned Subsidiary Guarantor shall be subordinated to the Obligations on terms set forth in the Guaranty Agreement;

(d) Guarantees by the Borrower of Indebtedness otherwise permitted hereunder of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any other Restricted Subsidiary; provided that (A) if the Indebtedness being guaranteed under this Section 6.2(d) is subordinated to the Obligations, such Guarantee obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, (B) no Guarantee by any Restricted Subsidiary of any Permitted Debt or the Senior Notes (or Permitted Refinancing thereof) shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guarantee and (C) the aggregate amount of Guarantee obligations incurred by Loan Parties under this clause (d) in respect of obligations owed by Persons that are not Loan Parties and the aggregate amount of Guarantee obligations incurred by Restricted Subsidiaries that are not Guarantors under this clause (d), shall not exceed the greater of $50,000,000 and (B) 3.5% of Adjusted Consolidated Net Tangible Assets at any time outstanding;

(e) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of (A) $50,000,000 and (B) 3.5% of Adjusted Consolidated Net Tangible Assets at any time outstanding;

(f) Indebtedness of the Borrower or any Restricted Subsidiary as an account party in respect of trade letters of credit and Indebtedness associated with bonds or surety obligations in the ordinary course of business or as required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(g) obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Hedge Transaction permitted under Section 6.18;

(h) the Debt to be Repaid (so long as such Indebtedness is repaid on the Effective Date with the proceeds of the initial Loans hereunder);

(i) contingent liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with acquisitions permitted under Section 6.4 and purchasers in connection with Dispositions permitted under Section 6.5;

(j) deferred compensation arrangements in the ordinary course of business;

(k) Permitted Debt incurred by the Borrower or any Restricted Subsidiary, the outstanding principal amount of which does not exceed $300,000,000 outstanding at any time and any guarantees by the Guarantors thereof; provided that:

(i) the Borrower shall have furnished to the Administrative Agent and the Lenders, not less than seven (7) Business Days prior written notice of its intent to incur such Permitted Debt, the amount thereof, and the anticipated closing date, together with copies of drafts of the material definitive documents therefor, and upon request of the Administrative Agent or any Lender, copies of the preliminary offering memorandum (if any), the final offering memorandum (if any), and, when completed, copies of the final executed versions of such material definitive documents;

(ii) at the time of incurring such Permitted Debt (A) no Event of Default has occurred and is then continuing and (B) no Default would result from the incurrence of such Permitted Debt after giving effect to the incurrence of such Permitted Debt (and any concurrent repayment of Indebtedness with the proceeds of such incurrence);

(iii) the incurrence of such Permitted Debt (and any concurrent repayment of Indebtedness with the proceeds of such incurrence) would not result in the total Credit Exposures exceeding the Borrowing Base then in effect;

(iv) [Reserved.];

(v) such Permitted Debt does not have any scheduled amortization prior to the date that is one hundred eighty (180) days after the Maturity Date unless otherwise agreed by the Administrative Agent;

(vi) such Permitted Debt does not have a scheduled maturity sooner than the date that is one hundred eighty (180) days after the Maturity Date;

(vii) such Permitted Debt does not have any mandatory prepayment or redemption provisions or sinking fund obligation (other than customary change of control or asset tender offer provisions, in each case to the extent such provisions require such proceeds to be applied first to the Obligations to the extent required by this Agreement);

(viii) if such Permitted Debt is subordinated, then (A) any guarantees thereof are also subordinated and (B) all terms of subordination are satisfactory to the Administrative Agent and the Majority Lenders; and

(ix) concurrently with the incurrence of such Indebtedness, the Borrowing Base is adjusted pursuant to Section 2.4(f) to the extent required;

(l) Permitted Refinancing Debt, the proceeds of which shall be used concurrently with the incurrence thereof to refinance the Permitted Debt or the Senior Notes permitted under Section 6.2(k) or (m); provided that the conditions set forth in Section 6.2(k) or (m) shall be satisfied as to such Permitted Refinancing Debt (to the same extent as applicable to the incurrence of Permitted Debt or the Senior Notes);

(m) unsecured Indebtedness of Borrower (and related unsecured guaranty obligations of the Guarantors) outstanding under the Senior Notes (together with any permitted Refinancing Indebtedness thereof), provided that after giving effect thereto, (A) no Default has occurred and is then continuing and (B) no Borrowing Base Deficiency exits; and

(n) other unsecured Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding.

SECTION 6.3 Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.3; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations of the Borrower or any Restricted Subsidiary that it secures on the date hereof and permitted by Section 6.2(b), and Permitted Refinancing Debt in respect thereof that does not increase the outstanding principal amount thereof;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and permitted by Section 6.2(e) and Permitted Refinancing Debt in respect thereof that does not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets and the proceeds thereof acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.2, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of the fixed or capital assets being acquired, constructed or improved and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(f) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business; and

(g) Liens on the Equity Interests of any Unrestricted Subsidiary.

SECTION 6.4 Fundamental Changes. The Borrower shall not, and shall not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets, or all or substantially all of the Equity Interests of any Restricted Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or purchase or otherwise acquire all or substantially all of the assets or any Equity Interests of any class of, or any partnership or joint venture interest in, any other Person, or permit any Restricted Subsidiary to issue any Equity Interests, except that (i) any Restricted Subsidiary/Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Restricted Subsidiary/Person may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary, (iii) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to, or issue Equity Interests to, the Borrower or to another Wholly Owned Subsidiary, (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) the Borrower or any Restricted Subsidiary may make any Investment permitted by Section 6.6, and (vi) the Borrower or any Restricted Subsidiary may make any Disposition permitted by Section 6.5;

provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.6.

SECTION 6.5 Disposition of Properties. The Borrower shall not, and shall not permit any Restricted Subsidiary to, Dispose of any of its property, whether now owned or hereafter acquired, or issue or sell any shares of any Restricted Subsidiary’s Equity Interests to any Person, except for:

(a) the sale of Hydrocarbons in the ordinary course of business;

(b) farmouts of undeveloped acreage, zones or depths as to which no proved reserves are attributable and assignments in connection with such farmouts;

(c) the sale or transfer of obsolete or worn out equipment of the Borrower or such Restricted Subsidiary or equipment that is replaced by equipment of at least comparable value and use;

(d) if no Default exists either before or after giving effect to such Disposition, the Disposition of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties; provided that:

(i) at least 75% of the consideration received in respect of such Disposition shall be cash or Cash Equivalent Investments;

(ii) any non-cash consideration received (to the extent constituting an Investment) is permitted by Section 6.6;

(iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Restricted Subsidiary subject of such Disposition (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect);

(iv) if such Disposition of Oil and Gas Property or Restricted Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates (or, in the case of any such event occurring prior to November 1, 2018, the period from the Effective Date to November 1, 2018) has an PV-9 Value that, when aggregated with the Hedging Termination Value of all Hedge Liquidations during such period, will exceed five percent (5%) of the amount of the then effective Borrowing Base (in each case, as reasonably determined by the Administrative Agent), individually or in the aggregate, the Borrowing Base shall be adjusted pursuant to Section 2.4(g); provided, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower or other Loan Party shall have received Net Cash Proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(v) if any such Disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Restricted Subsidiary;

(vi) both before and after giving effect to such Disposition, the Borrower shall be in pro forma compliance with Section 6.1 (including Pro Forma Compliance with the financial ratio covenant set forth in Section 6.1(a)).

(vii) no such Disposition (whether pursuant to one transaction or a series of related transactions) is a Disposition of all or substantially all of the Borrowing Base properties (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise);

(viii) no Disposition under this Section 6.5(d) shall be permitted if immediately before or after consummation of such Disposition, the Oil and Gas Properties Disposed of (including by means of a Disposition of Equity Interests of a Subsidiary) during the period between the most recent consecutive Scheduled Redetermination Dates (or, in the case of any such event occurring prior to November 1, 2018, the period from the Effective Date to November 1, 2018) have a PV-9 Value that, when aggregated with the Hedging Termination Value of all Hedge Liquidations during such period, will exceed ten percent (10%) of the amount of the then effective Borrowing Base (in each case, as reasonably determined by the Administrative Agent), individually or in the aggregate;

(ix) if, after giving effect to such Disposition, the aggregate monthly volumes of all commodity Hedge Transactions then in effect would exceed 100% of the reasonably anticipated production of crude oil and natural gas, calculated separately, as adjusted to give pro form effect to such Disposition, in any subsequent calendar month, then the Borrower shall, or shall cause one or more other Loan Parties to, within thirty (30) days of such determinations terminate, create off-setting positions, allocate volumes to other production for which the Borrower and the other Loan Parties are marketing, or otherwise unwind existing Hedge Transactions such that, at such time, the aggregate monthly volumes of all commodity Hedge Transactions will not exceed 100% of reasonably anticipated projected production, as so adjusted, for the then-current and any succeeding calendar months; and

(e) Dispositions among the Borrower and its Wholly Owned Subsidiary Guarantors; provided that both before and after giving effect to such transfer or disposition, the Borrower and the Restricted Subsidiaries are in compliance with Section 5.9(c) as of the date of such Disposition without giving effect to the 15-day grace period specified in such Section;

(f) [Reserved.];

(g) Permitted Asset Swaps or other Dispositions of Oil and Gas Properties to one or more Persons other than a Loan Party or any Subsidiary thereof that are not then classified as “proved”; provided that no Default or Borrowing Base Deficiency exists or would result therefrom;

(h) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Wholly Owned Subsidiary Guarantor;

(i) any Disposition of assets (i) from one Foreign Subsidiary to another Foreign Subsidiary, or (ii) from a non-Guarantor Subsidiary to a Loan Party;

(j) sales of Cash Equivalent Investments in the ordinary course of business and for fair market value;

(k) the sale and discount of receivables permitted by Section 6.21;

provided, however, than any Disposition pursuant to this Section 6.5 (other than clauses (c), (e), (i) or (k)) shall be for fair market value. Notwithstanding anything to the contrary herein contained, (i) the Borrower shall use the Net Cash Proceeds, if any, of any Disposition made while a Borrowing Base deficiency exists to reduce such Borrowing Base Deficiency, (ii) any Disposition constituting an Investment by the Borrower or a Guarantor in an Unrestricted Subsidiary or a non-Guarantor Restricted Subsidiary shall be subject to Section 6.6, (iii) in the event of the Disposition of Equity Interests in any Restricted Subsidiary to any Person other than the Borrower or a Guarantor, the Disposition shall be of all such Equity Interests held by the Borrower and its Subsidiaries and (iv) any Disposition of Oil and Gas Properties included in the Borrowing Base or the Equity Interests of any Restricted Subsidiary owning Oil and Gas Properties included in the Borrowing Base, shall be permitted only by Section 6.5(d). Neither the Borrower nor any Restricted Subsidiary will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income except for Dispositions permitted by Section 6.21.

SECTION 6.6 Investments, Loans, Advances and Guarantees. The Borrower shall not, and shall not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Investment, except:

(a) Cash Equivalent Investments;

(b) Investments by the Borrower and the Guarantors existing on the date hereof in the Equity Interests of their respective Subsidiaries;

(c) Investments (i) by the Borrower or any Guarantor in any Guarantor (or in any newly-formed or acquired Subsidiary that becomes a Guarantors pursuant to Section 5.9) or by any Guarantor in the Borrower, (ii) by any Restricted Subsidiary that is not a Guarantor in the Borrower or any other Restricted Subsidiary (provided that loans by a Restricted Subsidiary that is not a Guarantor to the Borrowing or a Guarantor shall be subordinated in right of payment to the Obligations), and (iii) by the Borrower or any Guarantor in any Restricted Subsidiary (or in any newly-formed Restricted Subsidiary or any Person that as a result of such transaction shall become a Restricted Subsidiary) that is not a Guarantor, valued at the fair market value (determined by the Borrower in good faith) of such Investment at the time each such Investment is made in an aggregate amount pursuant to this Section 6.6(c)(iii) not to exceed the greater of (A) $25,000,000 and (B) 2.5% of Adjusted Consolidated Net Tangible Assets; provided, however, that any Investment by the Borrower or any Restricted Subsidiary constituting a Guarantee shall be permitted only to the extent permitted by Section 6.2(d);

(d) Guarantees constituting Indebtedness permitted by Section 6.2(d);

(e) advances to officers, directors and employees of the Borrower and Restricted Subsidiaries in an aggregate amount not to exceed $50,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(f) bank deposits in the ordinary course of business;

(g) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(h) non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the Disposition of property permitted by this Agreement, provided that any Oil and Gas Properties received as non-cash consideration shall comply with Section 6.5(d); and any Equity Interests received as non-cash consideration shall comply with Section 6.10 and the provision to this Section 6.6;

(i) Investments listed on Schedule 6.6 as of the Effective Date;

(j) Investments (including capital contributions) in general or limited partnerships or other types of entities not constituting a Subsidiary (each a “venture”) entered into by the Borrower or any of its Restricted Subsidiaries with others in the ordinary course of business; provided that (i) any such venture organized under the laws of a jurisdiction in the United States and is engaged exclusively in oil and gas exploration, development, production, processing and related activities located within the onshore geographic boundaries of the United States of America, including transportation, treatment and storage, (ii) the interest in such venture is on fair and reasonable terms, and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $25,000,000; and provided, further, that both before and after giving effect to such Investment (on a pro forma basis acceptable to the Administrative Agent) no Default or Borrowing Base deficiency shall have occurred and be continuing as a result therefrom and all representations and warranties contained in Article III hereof shall be true and correct in all material respects as if made both immediately before and immediately after the time of such Investment (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date);

provided (i) that any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements ; (ii) notwithstanding anything in this Section 6.6 or elsewhere in this Agreement to the contrary, no Investment shall be permitted in any venture or in any Unrestricted Subsidiary, unless, (x) such Investment does not include the Disposition of any Collateral (other than cash or Cash Equivalent Investments), and (y) immediately after giving effect to any such Investment, the sum of the borrowing availability under this Agreement plus unrestricted cash and Cash Equivalent Investments of the Borrower and its Restricted Subsidiaries is equal to or greater than fifty percent (50%) of the Borrowing Base, (iii) Investment in the Borrower (or any direct or indirect parent thereof) through redemptions, purchases, acquisitions or other retirements of Equity Interests in the

Borrower (or any direct or indirect parent thereof) shall only be permitted to the extent constituting a Restricted Payment permitted by Section 6.8, and (iv) any Investment constituting a Disposition of Properties included in the Borrowing Base or Equity Interests in a Restricted Subsidiary owning Property included in the Borrowing Base shall be subject to Section 6.5(d).

SECTION 6.7 Marketing Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties comprising proved reserves during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Oil and Gas Properties comprising proved reserves of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) that have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

SECTION 6.8 Restricted Payments. The Borrower shall not, and shall not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Restricted Subsidiaries may declare and pay dividends ratably (or on a basis more favorable to the Borrower or its Restricted Subsidiaries) with respect to their Equity Interests, and (c) the Borrower may declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment if (i) no Default or Borrowing Base Deficiency exists or would result therefrom, (ii) the Debt to EBITDAX ratio after giving effect to such dividend or distribution is no greater than 2.75:1.00, and (iii) the Borrower would have unused borrowing capacity that can be accessed under this Agreement in an amount not less than 25% of the amount of the Loan Limit in effect at such time; provided that if the Borrower or any Restricted Subsidiary has declared a Restricted Payment in accordance with the foregoing provisions of this Section 6.8 at a time when such payment complies with such provisions, the Borrower or such Restricted Subsidiary may make or pay such Restricted Payment within thirty (30) days after the date of such declaration even if such Restricted Payment would then no longer comply with such provisions.

SECTION 6.9 Transactions with Affiliates. The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c) any transactions permitted by Sections 6.5, 6.6 or 6.8.

SECTION 6.10 Changes in Nature of Business. Neither the Borrower nor any Subsidiary will allow any material change to be made in the character of its business as an onshore independent oil and gas exploration and production company doing business within the on-shore geographical boundaries of the United States. From and after the date hereof, the Borrower and its Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or businesses not located within the on-shore geographical boundaries of the United States. Notwithstanding anything herein to the contrary, in no event shall the Borrower or any Subsidiary, create, acquire or own any interest in (i) any Subsidiary organized under the laws of any jurisdiction other than jurisdictions within the United States, (ii) any foreign joint venture or (iii) any Restricted Subsidiary other than a Wholly Owned Subsidiary.

SECTION 6.11 Restrictive Agreements. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property, (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary or transfer any of its properties to any Loan Party or (c) the ability of any Loan Party to amend or otherwise modify this Agreement or any other Loan Document; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by the Loan Documents or the Permitted Debt Documents or by the documents governing the Senior Notes, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (excluding the Permitted Debt) if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) the foregoing shall not apply to restrictions or conditions imposed by any Permitted Debt Documents or by the documents governing the Senior Notes in effect as of the Effective Date and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.12 Restriction of Amendments to Certain Documents. The Borrower shall not, and shall not permit any Restricted Subsidiary to, amend or otherwise modify, or waive any rights under the Senior Notes Documents or the Related Agreements, if, in any case, such amendment, modification or waiver could reasonably be expected to be materially adverse to the interests of the Administrative Agent, the Issuing Bank or the Lenders.

SECTION 6.13 Changes in Fiscal Periods. The Borrower shall not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

SECTION 6.14 Repayment of Permitted Debt and Senior Notes; Amendment of Permitted Debt Documents and Senior Notes. Unless otherwise consented to by Administrative Agent, the Borrower will not, and will not permit any Subsidiary to, prior to the date that is one hundred eighty (180) days after the Maturity Date: (a) call, make or offer to make any voluntary or optional Redemption of or otherwise voluntarily or optionally Redeem (whether in whole or in part) any Indebtedness permitted by Section 6.2(k), (l) or (m), except (i) to the extent constituting a Redemption, the conversion of such Indebtedness into common stock of the Borrower and, in connection therewith, the settlement in cash of any such Indebtedness required to avoid the issuance of fractional shares of common stock, (ii) with the cash proceeds of (A) a concurrent Equity Offering, provided no Default or Borrowing Base deficiency exists or would result therefrom, or (B) a concurrent incurrence of Permitted Refinancing Debt, (iii) the Borrower may redeem or repay the Senior Notes or other Permitted Debt if (A) no Default or Borrowing Base Deficiency exists or would result therefrom, (B) the Debt to EBITDAX ratio after giving effect to such redemption or repayment is no greater than 2.75:1.00, and (C) the Borrower would have unused borrowing capacity that can be accessed under this Agreement in an amount not less than 25% of the amount of the Loan Limit in effect at such time, and (iv) the Borrower may redeem or repay the Senior Notes or any Permitted Debt outstanding (in addition to any redemption or repayment pursuant to clause (a)(iii) above) in an aggregate principal amount of up to $20,000,000 from an after the Effective Date so long as (A) no Default or Borrowing Base Deficiency exists or would result therefrom and (B) the Borrower would have unused borrowing capacity that can be accessed under this Agreement in an amount not less than 25% of the amount of the Loan Limit in effect at such time; (b) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Permitted Debt Documents or the documents governing the Senior Notes if (i) the effect thereof is (A) to shorten its maturity or average life, (B) to require any payment of principal thereof (except payments permitted by Section 6.14(a)(ii)), (C) to increase the rate of interest payable in cash so that the aggregate of all such interest payable in cash exceeds market rates then in effect (and for purposes of this clause original issue discount and Equity Interests issued to the holders of such Indebtedness as consideration for the acceptance of such Indebtedness shall not constitute interest) plus an additional default rate not to exceed 5% per annum, or shorten any period for payment of any such cash interest or (D) to add any guarantor or surety, except as permitted by Section 6.2, (ii) such action requires the payment of a consent, amendment, waiver or other similar fee in excess of 2.5% of the principal amount of such Indebtedness in any 12-month period, (iii) such action adds covenants or defaults that are substantially more restrictive than those contained in this Agreement and the other Loan Documents unless the Borrower and Guarantors shall have executed and delivered a contemporaneous amendment to this Agreement and the other Loan Documents to make comparable changes to this Agreement or the other Loan Documents, or (iv) such action grants Liens (other than Liens permitted by Section 6.2) to secure any such Indebtedness.

SECTION 6.15 Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person. The Borrower shall not, and shall not permit any Subsidiary to, (a) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates any Anti-Terrorism Law, Anti-Corruption Law or Sanctions law, (b) cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that the Administrative Agent, any Lender or any Loan Party would be in violation of any Applicable Law or (c) use any part of the proceeds of the Loans or Letters of Credit, directly or indirectly, for any conduct that would cause the representations and warranties in Sections 3.28 and 3.29 to be untrue as if made on the date any such conduct occurs.

SECTION 6.16 Limitation on Leases. Neither the Borrower nor any Restricted Subsidiary will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Restricted Subsidiaries pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed $5,000,000 in any period of twelve consecutive calendar months during the life of such leases.

SECTION 6.17 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any Restricted Subsidiary to, allow gas imbalances, take-or-pay or other prepayments (including pursuant to an Advance Payment Contract) with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed the greater of 1% of the annual volumes of Hydrocarbons (on a Mcf equivalent basis) of the Borrower and its Restricted Subsidiaries listed in the most recent Reserve Report.

SECTION 6.18 Hedge Transactions.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedge Transaction except that the Borrower or other Loan Party shall be permitted to enter into, as of any date Hedge Transactions with an Approved Counterparty related to bona fide (and not speculative) hedging activities of the Borrower or other Loan Party with respect to which the aggregate notional volumes covered thereby do not exceed, when aggregated and netted with all other Hedge Transactions (other than “put” options) of the Borrower and the other Loan Parties then in effect, for any month during the period from the then-current date until four (4) years after the then-current date, 85% of the Borrower’s and the other Loan Parties’ reasonably anticipated projected production of crude oil (for crude oil related Hedge Transactions), and 85% of the Borrower’s and the other Loan Parties’ reasonably anticipated projected production of natural gas (for natural gas related Hedge Transactions), in each case, for such month, from the Borrower’s and the other Loan Parties’ Oil and Gas Properties constituting proved developed producing reserves.

(b) It is understood that commodity Hedge Transaction that may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof (e.g., commodity price risk versus basis risk), shall not be aggregated together when calculating the foregoing limitations on notional volumes.

(c) Notwithstanding anything to the contrary in this Section 6.18, there shall be no prohibition under this Agreement or any other Loan Document against the Borrower or any other Loan Party entering into “put” options not otherwise prohibited hereunder, in each case, so long as such agreements are entered into with an Approved Counterparty in the ordinary course of business for the purpose of hedging against fluctuations of commodity prices.

(d) Neither the Borrower nor any Restricted Subsidiary will enter into any Hedge Transaction for the purpose of speculation with respect to the levels of commodity prices in the future.

(e) In no event shall any Hedge Agreement contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral, credit support (including a letter of credit) or margin to secure their obligations under such Hedge Agreement or to cover market exposures, provided that this sentence shall not (i) prevent an Approved Counterparty from requiring the obligations under its Hedge Agreement with any Loan Party to be secured by the Liens granted to the Administrative Agent under the Security Documents, or (ii) prohibit any Loan Party from being party to any Hedge Agreement with an Approved Counterparty that contains a requirement, agreement or covenant for any Person other than a Loan Party to post collateral, credit support (including a letter of credit) or margin to secure such Loan Party’s obligations under such Hedge Agreement or to cover market exposures.

(f) Neither the Borrower nor any of its Restricted Subsidiaries shall enter into any Hedge Transaction with a term longer than 48 months from the date such transaction is entered into.

(g) If, after the end of any calendar month, the Borrower determines that the aggregate volume of all commodity Hedge Transactions for which settlement payments were calculated in such calendar month exceeded 100% of actual production of crude oil and natural gas, calculated separately, in such calendar month, then the Borrower shall, or shall cause one or more other Loan Parties to, within five (5) Business Days of such determinations terminate, create off-setting positions, allocate volumes to other production for which the Borrower and the other Loan Parties are marketing, or otherwise unwind existing Hedge Transactions such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar months.

For purposes of this Section 6.18, forecasts of projected production shall equal the projections for proved developed producing reserves of each crude oil and natural gas set out in the most recent Reserve Report delivered to the Administrative Agent as revised in good faith to account for any increase or reductions therein anticipated based on information obtained by the Borrower subsequent to the publication of the such Reserve Report, including the Borrower’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream and Dispositions of Oil and Gas Properties, each as reflected in a separate or supplemental Reserve Report delivered to the Administrative Agent and otherwise satisfactory to the Administrative Agent.

SECTION 6.19 Hedge Transaction Termination. Except upon the terms provided under Section 2.4(c) and Section 6.18(g), the Borrower shall maintain the hedged positions established pursuant to Hedge Transactions used to calculate the then effective Borrowing Base and shall neither enter into nor suffer or exist any Hedge Liquidation if the effect of such action

(when taken together with any other Hedge Transactions executed contemporaneously with the taking of such action) would have the effect of canceling its positions under any such Hedge Transactions; provided that notwithstanding the foregoing, the Borrower may enter into or suffer or exist any Hedge Liquidation with the effect of canceling its position if it provides prior written notice of such intent to the Administrative Agent and the Lenders pursuant to Section 5.1(u) and, concurrently with such cancellation, the Borrowing Base is adjusted pursuant to Section 2.4(g) if applicable.

SECTION 6.20 Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will the Borrower permit any of its Restricted Subsidiaries to, enter into or suffer to exist any (i) sale and leaseback transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for (x) Hedge Transactions to the extent permitted under the terms of Section 6.18 and (y) Advance Payment Contracts to the extent permitted under the terms of Section 6.17.

SECTION 6.21 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Restricted Subsidiary that are outside the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Restricted Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

SECTION 6.22 Additional Deposit Accounts. From and after sixty (60) days after the Effective Date, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, open, establish or maintain any operating, revenue, collection or other deposit accounts (other than Excluded Accounts) with any depositary bank other than those depositary banks with whom the Borrower or such Restricted Subsidiary maintains its deposit accounts on and as of the Effective Date unless (a) the Administrative Agent shall have consented in writing to the opening or establishment of a new deposit account and (b) such new deposit account shall be, concurrently with its opening or establishment, subject to the Administrative Agent’s control pursuant to a Control Agreement.

ARTICLE VII

Events of Default

SECTION 7.1 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.1(a)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect or misleading in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made,

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a), 5.3 (with respect to the existence of any Loan Party), 5.5 (solely with respect to maintenance of insurance), 5.8 or in Article VI;

(e) the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified elsewhere in this Section 7.1), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (x) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and (y) the date a Responsible Officer of the Borrower or such other Loan Party had actual knowledge of such failure;

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable which failure shall continue beyond any cure period provided under the terms of such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, or require cash collateral in respect thereof, prior to its scheduled maturity or (in the case of any Material Indebtedness constituting a Guarantee) to become payable or require cash collateral in respect thereof; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such voluntary sale or transfer is permitted under this Agreement;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.1(h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $35,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, its Subsidiaries or its ERISA Affiliates in an aggregate amount exceeding $35,000,000;

(m) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any provision of any Loan Document; or any Lien securing any Obligation shall, in whole or in part, fail to be a perfected Lien having first priority (subject only to such other Liens permitted to have priority over it pursuant to the Loan Documents) the priority purported to be created thereby; or

(n) a Change in Control shall occur;

(o) an “Event of Default” shall occur under the documentation governing any Permitted Debt or the Senior Notes;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.1), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments (if not theretofore terminated) shall terminate immediately, and (ii) foreclose on the Collateral and (iii) accelerate and declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower (including all amounts of LC Exposure, whether or not the beneficiary of any then-outstanding Letter of Credit shall have demanded payment thereunder) accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.1, the Commitments (if not theretofore terminated) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower and the other Loan Parties (including all amounts of LC Exposure, whether or not the beneficiary of any then-outstanding Letter of Credit shall have demanded payment thereunder) accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition, the Administrative Agent may also exercise on behalf of itself, the Lenders and the Issuing Banks all other rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents or applicable law. With respect to all Letters of Credit having undrawn and unexpired amounts at the time of an acceleration pursuant to this clause, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit in accordance with Section 2.5(j).

SECTION 7.2 Application of Proceeds. After the exercise of remedies provided for in Section 7.1 (or after the Commitments have automatically terminated and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, have automatically become due and payable under Section 7.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

FIRST, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent incident to the enforcement of any Loan Document and amounts payable under Sections 2.14, 2.15, 2.16 or 2.17) payable to the Administrative Agent (or to the trustee under any Mortgages) in its capacity as such;

SECOND, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks and amounts payable under Sections 2.14, 2.15, 2.16 or 2.17), ratably among them in proportion to the amounts described in this clause SECOND payable to them;

THIRD, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, unreimbursed disbursements under Letters of Credit and other Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause THIRD payable to them;

FOURTH, to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed disbursements under Letters of Credit or payments for early termination of Lender Provided Hedge Transactions (and any other unpaid amount then due and owing under any Lender Provided Hedge Transactions) or any unpaid amount then due and owing under any Lender Provided Financial Service Product, in each case owed to a Person that is or was a Lender or an Affiliate of a Lender at the time such Person entered into such Lender Provided Hedge Transaction, or Lender Provided Financial Service Product, as the case may be, ratably among the Lenders, Affiliates of Lenders (if applicable), such Person (if applicable) and the Issuing Banks in proportion to the respective amounts described in this clause FOURTH held by them;

FIFTH, to the Administrative Agent for the account of each applicable Issuing Bank, to Cash Collateralize the aggregate undrawn amount of all outstanding Letters of Credit;

SIXTH, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or other Loan Party entitled thereto or as otherwise required by Applicable Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Hedge Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but at the discretion of the Administrative Agent and to the extent not prohibited under applicable law, appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Indebtedness otherwise set forth above in this Section 7.2 assuming that, solely for purposes of such adjustments, Indebtedness includes obligations in respect of Excluded Hedge Obligations.

Notwithstanding the foregoing, Obligations arising under Lender Provided Financial Service Products and Lender Provided Hedge Transaction shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Lender Affiliate or Approved Counterparty that is a party to a Lender Provided Hedge Transaction, as the case may be.

ARTICLE VIII

The Administrative Agent

SECTION 8.1 Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints BMO to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative

Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have any rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.3 Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2 and Article VII) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any covenant, agreement or other term or condition set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.

The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

SECTION 8.6 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in Chicago, Illinois, or an Affiliate of any such bank with an office in Houston, Texas. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any Loan Document, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 8.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender and Issuing Bank represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, neither the Bookrunner, the Co-Syndication Agents, the Co-Documentation Agents, nor the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.9 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank or Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from enforcing its right to payment when due of the principal of and interest on its Loans, fees and other amounts owing to such Lender under the Loan Documents, (d) any Lender from exercising setoff rights in accordance with Section 9.8 (subject to the terms of Section 2.18) or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Article VIII and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.11 and 9.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 9.3.

SECTION 8.11 Collateral and Guaranty Matters. (a) Each Lender, on behalf of itself and each Lender’s Affiliate that is a counterparty to a Lender Provided Hedge Transaction or Lender Provided Financial Service Product, irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) on or after the Termination Date (other than continuing Cash Collateral for Letters of Credit), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents or (z) subject to Section 9.2, if approved, authorized or ratified in writing by the Majority Lenders; and

(ii) to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 8.11.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.12 Lender Provided Hedge Transactions and Lender Provided Financial Service Products.

(a) No holder of Secured Obligations in respect of Lender Provided Hedge Transactions or Lender Provided Financial Service Products shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, such Secured Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender or Affiliate of a Lender.

(b) The benefit of the Security Documents and the provisions of this Agreement and the other Loan Documents relating to the Collateral shall also extend to, secure and be available on a pro rata basis (as set forth in Section 7.2 of this Agreement) to each Lender or Affiliate of a Lender that is a counterparty to a Lender Provided Hedge Transaction (including any Lender Provided Hedge Transaction in existence prior to the date hereof) with respect to any obligations of the Borrower or any Subsidiary arising under such Lender Provided Hedge Transaction, but only with respect to any Lender Provided Hedge Transaction, and the transactions thereunder, that were entered into while such Person or its Affiliate was a Lender or prior to such time, until either (x) such obligations arising under such Lender Provided Hedge Transactions are paid in full or otherwise expire or are terminated or (y) the Security Documents are otherwise released in accordance with Section 8.11(a)(i) or terminate; provided that with respect to any Lender Provided Hedge Transaction that remains secured after the counterparty thereto is no longer a Lender or an Affiliate of a former Lender or the outstanding Obligations have been repaid in full and the Commitments have terminated, the provisions of this Article VIII shall also continue to apply to such counterparty in consideration of its benefits hereunder and each such counterparty shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of this Article VIII.

(c) Notwithstanding anything contained in any of the Loan Documents to the contrary, the Borrower, the Administrative Agent, and each Lender, for itself and on behalf of its Affiliates party to Lender Provided Hedge Transactions, hereby agree that no Lender, Affiliate of a Lender or other party to any Loan Document (other than the Administrative Agent) or a Lender Provided Hedge Transaction shall have any right individually to realize upon any of the Collateral or to enforce any Security Document, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Lenders in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Documents, each lender not party hereto hereby agrees to the terms of this Section 8.12.

(d) To the extent any Affiliate of a Lender is a party to a Lender Provided Hedge Transaction with the Borrower or any of the Restricted Subsidiaries and thereby becomes a beneficiary of the Liens pursuant to any Security Documents, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with such Security Documents and to be bound by the terms of this Article VIII and the other provisions of this Agreement.

(e) To the extent any Affiliate of a Lender provides any Lender Provided Financial Service Products and thereby becomes a beneficiary of the Liens pursuant to any Security Documents, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with such Security Documents and to be bound by the terms of this Article VIII and the other provisions of this Agreement.

SECTION 8.13 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Secured Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provided for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 9.2 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason, such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid. For the avoidance of doubt, Secured Obligations under a Lender Provided Hedge Transaction shall not be subject to a credit bid without the prior written consent of the relevant Lender or Affiliate of a Lender party thereto.

ARTICLE IX

Miscellaneous

SECTION 9.1 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or (if arrangements for doing so have been approved by the Administrative Agent) electronic communication as follows:

(i) if to the Borrower or any other Loan Party, to Comstock Resources, Inc., 5300 Town and Country Boulevard, Suite 500, Frisco, Texas 75034 Attention of Roland Burns, Chief Financial Officer (Telecopy No. (972) 668-8822; Telephone No. (972) 668-8800; E-mail: rob@crkfrisco.com), with a copy (which shall not constitute notice) to Locke Lord LLP, 2200 Ross Avenue, Suite 2800, Dallas, TX 75201, Attention of Jack E. Jacobsen, Esq. (Telecopy No. (214) 756-8553; Telephone No. (214) 740-8553; jjacobsen@lockelord.com);

(ii) if to the Administrative Agent, to Bank of Montreal, 700 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention of James V. Ducote (Telecopy No. (713) 223-4007; Telephone No. (713) 546-9760, E-mail: jimducote@bmo.com);

(iii) if to Bank of Montreal in its capacity as Issuing Bank, to it at Bank of Montreal, 700 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention of James V. Ducote (Telecopy No. (713) 223-4007; Telephone No. (713) 546-9760, E-mail: jimducote@bmo.com), and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder; and

(iv) if to a Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopy shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower (on behalf of itself and each other Loan Party) agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) (including of materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”)) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental, consequential, punitive or exemplary damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any other Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.2 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) No Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or, in the case of any other Loan Document, by an agreement in writing entered into with the consent of the Majority Lenders; provided that no such agreement shall:

(i) increase the Maximum Credit Amount of any Lender without the written consent of such Lender;

(ii) increase the Borrowing Base without the written consent of all of the Lenders (other than any Defaulting Lender) and the Borrower;

(iii) decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.4 or the definition of the term “Borrowing Base” without the consent of each Lender (other than any Defaulting Lender), provided that a Scheduled Redetermination may be postponed by the Required Lenders; provided further that it is understood that any waiver (or amendment or modification that would have the effect of a waiver) of the right of the Required Lenders to adjust (through a reduction of) the Borrowing Base or the amount of such adjustment in the form of a reduction to the Borrowing Base pursuant to Sections 2.4(f), (g), (h), and (i) in connection with the occurrence of a relevant event giving rise to such right shall require the consent of the Required Lenders;

(iv) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligation hereunder or under the Loan Document without the written consent of each Lender affected thereby;

(v) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under the Loan Document or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(vi) change Section 2.19(a) or (b), or Section 7.2 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby;

(vii) [Reserved].

(viii) release any Loan Party from the Security Agreement or any Guarantor from the Guaranty Agreement (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.5), or release all or substantially all of the Collateral in any transaction or series of related transactions, in each case without the written consent of each Lender;

(ix) change any provision of this Section or the definition of “Majority Lenders,” “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(x) waive or amend Section 2.10(c), Section 5.9 (solely with respect to the joinder of additional Subsidiaries as Guarantors) or Section 8.11, without the consent of each Lender; and

(xi) reduce the percentage of proved Oil and Gas Properties required to be mortgaged or the definition of “Required Engineered Value,” without the written consent of each Lender (other than any Defaulting Lender);

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

(c) Notwithstanding anything to the contrary contained in any Loan Document, the Administrative Agent and the Borrower may amend, modify or supplement any Loan Document without the consent of any Lender in order to (i) correct, amend, cure or resolve any ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein that is not adverse to the Lenders, (ii) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders, (iii) make administrative or operational changes not adverse to any Lender or (iv) adhere to any local Governmental Requirement or advice of local counsel.

(d) Notwithstanding anything to the contrary contained in any Loan Documents, the Commitment of any Defaulting Lender may not be increased without its consent (it being understood, for avoidance of doubt, that no Defaulting Lender shall have any right to approve or disapprove any increase, decrease or reaffirmation of the Borrowing Base) and the Administrative Agent may with the consent of the Borrower amend, modify or supplement the Loan Documents to effectuate an increase to the Borrowing Base where such Defaulting Lender does not consent to an increase to its Commitment, including not increasing the Borrowing Base by the portion thereof applicable to the Defaulting Lender.

SECTION 9.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and Arrangers (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and Arrangers), in connection with the syndication, preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel or any financial advisor for the Administrative Agent, any Lender or any Issuing Bank), incurred during any workout, restructuring or negotiations in respect thereof, or in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, in each case, whether before or after the occurrence of an Event of Default.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, and each Related Party of each of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel or any financial advisor for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; and such indemnity shall extend to each Indemnitee notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including all types of negligent conduct identified in the Restatement (Second) of Torts of one or more of the Indemnitees or by reason of strict liability imposed without fault on any one or more of the Indemnitees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.18(e).

(d) Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, the Borrower, on one hand, and the Administrative Agent and Lenders (except with respect to any right of indemnification pursuant to clause (b) above), on the other hand, shall not assert, and hereby waives, any claim against any Indemnitee, on the first hand, and Borrower or any of its Affiliates, on the other hand, on any theory of liability, for indirect, special, punitive, consequential or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly but in no event later than ten (10) Business Days after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the other Obligations.

SECTION 9.4 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 and the assignor shall hold no interest or a minimum $5,000,000 interest, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Facility or any unfunded Commitments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each Issuing Bank shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries or to any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.17 and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(e) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following: (A) postponing any date upon which any payment of money is scheduled to be paid to such Participant, (B) reducing the principal, interest, fees or other amounts payable to such Participant, or (C) releasing any Guarantor from the Guaranty Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under clause (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effect the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.16, 2.17, 2.18 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.6 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) (including obligations under Lender Provided Hedge Transaction) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Without limiting the generality of the foregoing, “set off” as used herein shall include the set off and application of any amounts owed by any Lender or its Affiliates to any Loan Party under any Lender Provided Hedge Transaction against all obligations and indebtedness owed by such Loan Party to such Lender under this Agreement or the other Loan Documents, whether direct or indirect, contingent or liquidated, matured or unmatured, including, without limitation, any amounts owed under any participation in amounts owed by the Borrower to such Lender purchased by such Lender (or its Affiliates) under Section 2.19 or any other similar provisions for the pro rata sharing of payments received from or on behalf of the Loan Parties among the Lenders.

SECTION 9.9 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts in any action or proceeding arising out of or relating to this

Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower, any other Loan Party or their properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedy hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, credit insurance or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, or (iii) to any Lender’s or the Administrative Agent’s, any Issuing Bank’s or such other Agent’s attorneys, advisors, financial or business consultants, accountants, independent auditors, trustees or Affiliates, in each case who need to know such information in connection with the administration of the Loan Documents; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary or (j) to any Person with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any transaction under which payments are to be made or may be made by referent to, one or more Loan Documents and/or one or more Loan Parties and to any of that Person’s Affiliates, related funds, representatives and professional advisers. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Article, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 PATRIOT Act. Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

SECTION 9.15 Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

SECTION 9.16 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 9.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMSTOCK RESOURCES, INC.,
as the Borrower

By:	/s/ ROLAND O. BURNS
Name: Roland O. Burns
Title: President

BANK OF MONTREAL, individually, as Administrative Agent, as a Lender, and as an Issuing Bank

By:	/s/ JAMES V. DUCOTE
Name: James V. Ducote
Title: Managing Director

Bank of America, N.A., as Lender

By:	/s/ RAZA JAFFERI
Name: Raza Jafferi
Title: Director

ASSOCIATED BANK, N.A., as Lender

By:	/s/ SAMUEL CEGIELSKI
Name: Samuel Cegielski
Title: Assistant Vice President

Capital One, National Association, as Lender

By:	/s/ WES FONTANA
Name: Wes Fontana
Title: Managing Director

CIT Bank, N.A., as Lender

By:	/s/ SEAN M. MURPHY
Name: Sean M. Murphy
Title: Managing Director

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as Lender

By:	/s/ TRUDY NELSON
Name: Trudy Nelson
Title: Authorized Signatory

By:	/s/ DONOVAN C. BROUSSARD
Name: Donovan C. Broussard
Title: Authorized Signatory

COMERICA BANK, as Lender

By:	/s/ JEFFREY M. LABAUVE
Name: Jeffrey M. LaBauve
Title: Vice President

FIFTH THIRD BANK, as Lender

By:	/s/ THOMAS KLEIDERER
Name: Thomas Kleiderer
Title: Director

Hancock Whitney Bank, as Lender

By:	/s/ BROCK BERILGEN
Name: Brock Berilgen
Title: Senior Vice President

KeyBank National Association, as Lender

By:	/s/ DAVID M. BORNSTEIN
Name: David M. Bornstein
Title: Senior Vice President

NATIXIS, NEW YORK BRANCH, as Lender

By:	/s/ CARLOS QUINTEROS
Name: Carlos Quinteros
Title: Managing Director

By:	/s/ ARNAUD ROBERDET
Name: Arnaud Roberdet
Title: Vice President

REGIONS BANK, as Lender

By:	/s/ MICHAEL KUTCHER
Name: Michael Kutcher
Title: Vice President

The Huntington National Bank, as Lender

By:	/s/ CHRISTOPHER RENYI
Name: Christopher Renyi
Title: Sr. Vice President